As filed with the Securities and Exchange Commission on May 26, 2006
An Exhibit List can be found on page II-6.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Electric & Gas Technology, Inc.
(Name of small business issuer in its charter)

Texas	3825	75-2059193
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3233 West Kingsley Road
Garland, Texas 75041
(972) 840-3223

(Address and telephone number of principal executive offices and principal place of business)

Daniel A. Zimmerman, President
Electric & Gas Technology, Inc.
3233 West Kingsley Road
Garland, Texas 75041
(972) 840-3223
(Name, address and telephone number of agent for service)

Copies to:
Jerry Gruenbaum, Esq.
SEC Attorneys, LLC
Bank of America Building
980 Post Road East, 2nd Floor
Westport, Connecticut 06880
(203) 401-8089
203-286-2267 (fax)

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the securities act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	1,050,482	$0.85 (1)	$892,909.70	$95.54
Common stock issuable upon exercise of common stock purchase warrants	375,000	$1.00 (1)	$375,000.00	$40.13
Common stock issuable upon exercise of Common stock purchase warrants	375,000	$1.38 (1)	$517,500.00	$55.37
Common stock issuable upon exercise of Common stock purchase warrants	375,000	$1.75 (1)	$656,250.00	$70.22
Common stock issuable upon exercise of Common stock purchase warrants	357,000	$0.60 (1)	$214,200.00	$22.92
Common stock issuable upon exercise of Common stock purchase warrants	375,000	$1.38 (1)	$517,500.00	$55.37
Common stock issuable upon exercise of Common stock purchase warrants	13,125	$1.00 (1)	$13,125.00	$1.40
Common stock issuable upon exercise of Common stock purchase warrants	13,125	$1.38 (1)	$18,112.50	$1.94
Common stock issuable upon exercise of Common stock purchase warrants	13,125	$1.75 (1)	$22,968.75	$2.46
Common stock issuable upon exercise of Common stock purchase warrants	13,125	$1.00 (1)	$13,125.00	$1.40
Common stock issuable upon exercise of Common stock purchase warrants	13,125	$1.38 (1)	$18,112.50	$1.94
Common stock issuable upon exercise of Common stock purchase warrants	13,125	$1.75 (1)	$22,968.75	$2.46
Common stock issuable upon exercise of Common stock purchase warrants	30,000	$0.80 (1)	$24,000.00	$2.57
Common stock issuable upon exercise of Common stock purchase warrants	15,000	$0.87 (1)	$13,050.00	$1.40
Common stock issuable upon exercise of Common stock purchase warrants	40,000	$0.60 (1)	$24,000.00	$2.57
Common stock	2,000,000	$1.00 (1)(2)	$2,000,000.00	$214.00
Total	5,071,232		$5,342,822.20	$571.68

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board (OTC:BB) market on May 24, 2006.

(2) Pursuant to Rule 415 under the Securities Act of 1933, additional shares as may be issuable pursuant to a delayed or continuous offering by the issuer.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED MAY 24, 2006
PRELIMINARY PROSPECTUS

ELECTRIC & GAS TECHNOLOGY, INC.

5,071,232 Shares of Common Stock

This prospectus relates to the sale of 5,071,232 shares of the Company’s common stock, $.01 par value. The sale is in connection with up to 2,000,000 shares of common stock, $.01 par value, by Electric & Gas Technology, Inc., which as of this date have not been issued, the resale by selling shareholders of up to 1,050,482 shares of the Company’s common stock, and up to 2,020,750 shares of common stock which may be issued to a selling shareholder upon exercise of outstanding common stock warrants.

The selling shareholders may sell common stock from time to time in the principal market on which the Company’s stock is traded at the prevailing market price or in negotiated transactions. The selling shareholders may be deemed underwriters of the shares of common sock, which they are offering. We will pay the expenses of registering these shares. The Company’s common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is traded on the Over The Counter Bulletin Board (OTC:BB) under the trading symbol "ELGT". The last reported sales price per share of the Company’s common stock, as reported by the OTC:BB on May 24, 2006 was $0.85.

INVESTING IN THE COMPANY’S COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2006

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN A REGISTRATION STATEMENT THAT WAS FILED BY ELECTRIC & GAS TECHNOLOGY, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
The Company	6
The Offering	7
Summary Financial Data	7
Balance Sheet Data	7
RISK FACTORS	8
Risk Related to the Business	8
Risk Related to our Stock	9
USE OF PROCEEDS	10
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	11
Dividend Policy	11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	12
Forward Looking Statements	12
Liquidity and Capital Resources	14
Off Balance Sheet Arrangements	15
DESCRIPTION OF BUSINESS	15
Business of Issuer	16
Utilities Products Segment - Reynolds Equipment Company	17
Contract Manufacturing Segment - Logic Metals Technology, Inc.	17
Employees	18
DESCRIPTION OF PROPERTIES	18
LEGAL PROCEEDINGS	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19
Code of Ethics	20
Section 16(a) Beneficial Ownership Compliance	20
EXECUTIVE COMPENSATION	21
Employment Contracts	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
DESCRIPTION OF SECURITIES	23
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23
PLAN OF DISTRIBUTION	24
SELLING SHAREHOLDERS	26
LEGAL COUNSEL	27
EXPERTS	27
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	27
AVAILABLE INFORMATION	27
FINANCIAL STATEMENTS	F1

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that you should consider before investing in the Company’s securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

THE COMPANY

Electric & Gas Technology, Inc. ("the Company" or "ELGT") was organized as a corporation under the laws of the State of Texas on March 18, 1985, to serve as a holding company for operating subsidiary corporations. The Company continued in this manner until 2004, at which time the decision was made for the corporate entity to become more actively involved in the management of subsidiary operations. The ultimate objective of this change is a more coordinated use of management expertise, technical resources and operating capabilities that support a strategy of long-term growth in shareholder value. Near the end of fiscal 2004, the Company relocated all operations, including corporate staff, into a single 144,000 square foot facility, which was occupied by the contract manufacturing segment. In addition to achieving improvements in communications and utilization of resources, this also allowed the Company to proceed with the listing of two commercial properties for sale.

The Company presently is the owner of 100% of Reynolds Equipment, Inc. (“Reynolds”) and 98.1% of Logic Metals Technology, Inc. (“LMT”). Through these subsidiaries, the Company operates in two distinct business segments: (1) Utilities Products and (2) Contract Manufacturing.

Reynolds, operating in the Utilities Products segment, designs, manufactures and markets products for natural gas measurement, metering and odorization primarily for municipalities and publicly owned utility companies. Materials consist of proprietary circuit boards utilizing industry standard components, probes and hardware. The manufacturability of the boards is readily available through a large number of local low cost circuit board assembly operations. All other items are available through multiple vending sources. The products are primarily marketed directly by Reynolds employees and, to a lesser degree, through manufacturers’ representatives.

LMT, operating in the Contract Manufacturing segment, provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls and other functional and aesthetic sheet metal applications. LMT has primarily grown the revenue from existing customers, but has added a manufacturers’ representative to expand the customer base. Raw material generally consists of standard sheet metal and general purpose fittings and connectors available from general hardware and steel distributors. Currently, LMT has one customer that represents approximately 30% of the Company’s total revenue for the 6 months ended January 31, 2006.

The Company has employed a strategy to merge operational functions wherever possible with the short term objective of operating a single manufacturing group serving both owned proprietary products and external customers through a common organization. As of May 24, 2006, the consolidation of the organizations has been completed and the migration of the manufacturing systems is an ongoing effort.

THE OFFERING

Common stock offered by selling shareholders

5,071,232 shares of common stock, including 1,050,482 shares of common stock; up to 2,020,750 shares of common stock underlying common stock purchase warrants, and up to 2,000,000 new shares of common stock which have not been issued. This represents 41.2% of our total number of shares outstanding assuming the exercise of all common stock purchase warrants in this prospectus.

Common stock to be outstanding after the offering	Up to 12,303,211 common shares assuming the exercise of all common stock purchase warrants and up to 2,000,000 new shares of common stock which have not been issued included in this prospectus. (1)
Use of proceeds

We will not receive any proceeds from the resale of shares by the selling shareholders. However, we will receive $2,449,913 for any shares of common stock delivered in conjunction with the exercise of the common stock purchase warrants, and an additional $2,000,000 assuming full sale at the estimated price for the shares registered under Rule 415 associated with this offering. We expect to use the proceeds from the sales if any to improve our general working capital position and in support of our growth strategy.

OTC:BB Symbol	ELGT

(1)
Based on 8,282,461 shares of common stock outstanding as of May 24, 2006 plus 2,020,750 shares issuable upon exercise of outstanding warrants and up to 2,000,000 shares subject to a delayed or continuous sale by the Company under Rule 415 of the Securities Act of 1933.

SUMMARY FINANCIAL DATA

STATEMENT OF OPERATIONS DATA:	Six Months Ended January 31, 2006	Year Ended July 31, 2005	Year Ended July 31, 2004
Sales	$ 4,701,407	$ 8,508,352	$ 6,355,508
Income (Loss) from Operations	5,355	68,380	(1,794,758)
Net Income (Loss)	26,384	148,031	(2,990,641)
Net Income (Loss) Per Common Share	$ -	$ 0.02	$ (0.43)

BALANCE SHEET DATA
	January 31, 2006	July 31, 2005	July 31, 2004
Current Assets	$ 5,139,043	$ 2,755,969	$ 5,942,309
Property, plant and equipment, net	1,583,090	1,628,364	1,343,123
Oher Assets	1,344,346	1,301,871	1,597,817
Total Assets	8,066,479	5,686,204	8,883,249

Current Liabilities	5,198,147	3,232,925	6,624,870
Long term Liabilities	2,193,517	2,193,179	2,454,370
Minority Interest in Subsidiary	16,512	3,206	-
Stockholders’ Equity (Deficit)	658,303	256,894	(195,991)
Total Liabilities and Stockholders’ Equity	$ 8,066,479	$ 5,686,204	$ 8,883,249

RISK FACTORS

This investment involves a high degree of risk. Before investing, carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, the Company’s business, operating results and financial condition could be harmed and the value of the stock decline. This means a part or all of an investment could be lost.

RISKS RELATED TO THE BUSINESS:

The Company has depended in a high degree upon a single customer and a decrease in its demand for services might harm the Company’s operating results.

Currently, one customer represents approximately twenty-six percent (26%) of the Company’s total revenue. Although this is an international corporation of considerable size, and the Company has a very good working relationship with them, a down-turn in their business or a weakening of the relationship could seriously affect the Company’s business.

Any inability to adequately retain or protect the Company’s employees, customer relationships or proprietary technology could harm the ability to compete.

The Company’s future success and ability to compete depends in part upon the Company’s employees, customer relationships, proprietary technology and trademarks. The Company strives to protect these intangible assets with patent, copyright, and trademark claims, as well as with confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite efforts, the Company may be unable to prevent third parties from soliciting employees or customers or infringing upon or misappropriating intellectual property.  Employees, customer relationships and intellectual property may not be adequate to provide the Company with a competitive advantage or to prevent competitors from entering the markets with similar products and services. Additionally, competitors could independently develop non-infringing technologies that are competitive with, and equivalent or superior to, the Company’s technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that infringement or misappropriation of proprietary rights would be detected. Even if infringement or misappropriation of proprietary rights were detected, litigation to enforce these rights would be costly and would cause the Company to divert financial and other resources away from the business operations.

The departure of certain key personnel could harm the financial condition of the Company.

Competition for highly skilled business, product development, technical and other personnel is intense and there can be no assurance that the Company will be successful in recruiting new personnel or in retaining existing personnel. A failure to retain the services of key personnel could have a material adverse effect on the operating results and financial condition of the Company. The Company does not maintain key man life insurance on any of its employees.

The Company faces numerous competitors.

The Company has many competitors with comparable characteristics and capabilities that compete for the same group of customers. These competitors are competent, experienced and are continuously pursuing opportunities to take away business from their competitors. Some of the Company’s competitors have greater financial, technical, marketing and other resources. The Company’s ability to compete effectively may be adversely affected by the ability of competitors to devote greater resources to the sales and marketing of their products and services.

The Company relies on subcontractors.

The Company regularly utilizes subcontractors to assist in satisfying contractual obligations. If these subcontractors fail to perform their contractual obligations adequately, the Company’s prime contract performance and ability to obtain future business could be materially and adversely impacted.

RISKS RELATED TO OUR STOCK:

The Substantial number of shares that are or will be eligible for sale, including the 5,071,232 shares of common stock being registered pursuant to this Prospectus, which assuming the exercise of all warrants and the issuance of the 2,000,000 new shares, would represent 41.2% of our total outstanding shares, could cause our common stock price to decline even if our business operations are successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of May 24, 2006, we have outstanding warrants to purchase 2,020,750 shares of common stock and we are registering 5,071,232 shares of common stock pursuant to our prospectus. Assuming the exercise of all of our warrants being registered herewith, the shares being registered pursuant to this prospectus would represent 41.2% of our total outstanding.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is a limited market for the Company’s common stock.

The Company’s common stock is traded on the Over The Counter Bulletin Board. Trading in the Company’s common stock has been sporadic and, at present, there is a limited market for the stock. There can be no assurance that a stronger market will develop. Even if such a market does develop, it may not be sustained.  There are no analysts currently covering the Company.

The directors, executive officers and affiliates of the Company beneficially own approximately 39% of the stock; their interests could conflict with other shareholders; significant sales of stock held by beneficial owners could have a negative effect on the stock price; shareholders may be unable to exercise control.

As of May 24, 2006, the Company’s directors, executive officers and affiliated persons were the beneficial owners of approximately 39% of the common stock. As a result, the executive officers, directors and affiliated persons will have a significant ability to:

•	elect or defeat the election of directors;
•	amend or prevent amendment of articles of incorporation or bylaws;
•	effect or prevent a merger, sale of assets or other corporate transaction; and
•	control the outcome of any other matter submitted to the shareholders for vote.

As a result of ownership and positions, the directors and executive officers, collectively, are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by directors and executive officers, or the prospect of these sales, could adversely affect the market price of the common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce the stock price or prevent shareholders from realizing a premium over the stock price.

USE OF PROCEEDS

This prospectus relates to 5,071,232 shares of the Company’s common stock, assuming full conversion of outstanding warrants, which may be sold from time to time by the selling shareholders. The Company will not receive any part of the proceeds of the sale of 1,050,482 common stock currently held by the selling shareholders. If all of the 2,020,750 outstanding warrants are exercised, the Company will receive $2,449,913. The Company will receive approximately $2,000,000 assuming full sale at the estimated price for the shares registered under Rule 415 associated with this offering. If this occurs, the Company would utilize these funds to improve its working capital position and in the support of its growth strategy through the introduction of new products, the recruitment of new customers, and the acquisition of additional products and services.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company’s common stock is traded in the OTC:BB market under the symbol "ELGT." The OTC:BB is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

The following table sets forth the high and low bid prices per share of common stock during the Company’s three most recent fiscal years. These prices may represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year ending July 31, 2006
First Quarter	$1.10	$0.75
Second Quarter	0.90	0.56
Third Quarter	0.90	0.58
Fourth Quarter *	0.85	0.85

Fiscal Year ended July 31, 2005
First Quarter	$0.35	$0.20
Second Quarter	0.55	0.16
Third Quarter	0.55	0.20
Fourth Quarter	1.25	0.33

Fiscal Year Ended July 31, 2004
First Quarter	$1.65	$1.05
Second Quarter	1.55	0.70
Third Quarter	0.80	0.42
Fourth Quarter	0.50	0.21

*Through May 24, 2006

As of May 24, 2006, there were 12,303,211 shares of common stock outstanding.

As of May 24, 2006, there were approximately 431 stockholders of record of our common stock. This does not reflect those shares held beneficially or those shares held in "street" name.

DIVIDEND POLICY

The Company’s Board of Directors determines any payment of dividends. The Company has not declared nor paid cash dividends on its common stock since its inception. The Company does not anticipate authorizing the payment of cash dividends on its shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

The following discussion and analysis of the Company’s results of operations should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as the Company’s plans, objectives, expectations and intentions. The actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about the Company’s business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this report. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this report, keep in mind the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and other sections of this report.

The Company, through its subsidiaries, operates within two separate industry segments. These are (i) The Utility Products segment, in which Reynolds designs, manufactures and markets products for natural gas measurement, metering and odorization primarily for municipalities and publicly owned utility companies and (ii) The Contract Manufacturing segment, in which LMT provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls, and other functional and aesthetic sheet metal applications.

The Company has employed a strategy to merge operational functions wherever possible with the short term objective of operating a single manufacturing group serving both owned proprietary products and external customers through a common organization.

MANAGEMENTS' DISCUSSION AND ANALYSIS

Results of Operations

The discussion below relates to the Company's operations during the fiscal years ended July 31, 2005 and 2004.

Summary. The Company reported revenue of $8,508,352 and $6,355,508 for fiscal years 2005 and 2004, respectively representing an increase of 33.9%. The increase in revenue is primarily the result of increased requirements of the largest customer in the second quarter and addition of a second major customer in the third and fourth fiscal quarters.

The Company reported net income/(loss) of $148,031 and $(2,990,641) for fiscal years 2005 and 2004, respectively. The gain in net income is primarily attributed to increased revenue and improvement in operating efficiencies gained from the consolidation of manufacturing facilities.

The Company reported income/(loss) from operations of $68,380 and $(1,769,238) for fiscal years 2005 and 2004 respectively, resulting in an increase of operating profit by $1,700,858. These improvements are due primarily to the increase in revenue, and improvement in operating efficiencies gained form the consolidation of manufacturing facilities.

Gross profit margins were 30.51%, and 26.93% for fiscal 2005 and 2004 respectively. Gross margins improved as the result of being able to increase sales while maintaining or reducing fixed and semi-fixed costs as the result of consolidation of facilities and functions.

Selling, general and administrative expenses as a percent of revenues were 29.71% and 55.17% for fiscal years 2005 and 2004 respectively. The improvement was primarily the result of an increase in sales while maintaining or reducing costs through consolidation of facilities and functions.

	For the years ended July 31,
	2005		2004
	Increase (Decrease)	Percent Change	Increase (Decrease)	Percent Change
Operating revenues	$2,152,844	33.87%	$1,531,939	31.76%
Operating income (loss)	1,837,618	103.86%	(825,563)	(87.48%)
Earnings (loss) from continuing operations	2,389,776	106.60%	(721,185)	(47.43%)

Net Earnings (loss) Per Share	0.45	104.65%	(0.24)	(126.32%)

The following table represents the changes [increase/(decrease)] in operating revenues, operating income and earnings from continuing operations before income taxes by the respective industry segments when compared to the previous period:

	For the years ended July 31,
	2005		2004
	Increase (Decrease)	Percent	Increase (Decrease)	Percent

Operating revenues:
Utilities Products	$ 306,592	16.85%	$ (794,030)	(30.38%)
Contract Manufacturing	1,846,252	40.70%	2,325,969	105.23%

Total operating revenues	$2,152,844	33.87%	$1,531,939	31.76%

Operating income (loss):
Utilities Products	372,811	92.26%	(547,541)	(381.67%)
Contract Manufacturing	144,190	40.30%	638,540	227.41%

Total operating income (loss)	517,001	1115.98%	90,999	66.26%

General corporate expenses	1,320,617		(916,562)
Other (expense)	552,158		104,378

Earnings from continuing operations	$3,138,672		$ (721,185)

Utilities Products - This segment's reported revenues increased/(decreased) by $306,592, and ($794,030) in fiscal 2005 and 2004, respectively, while operating income was ($31,269) and ($404,080) for fiscal 2005 and 2004, respectively. The increases were due primarily to increased sales activity and improvements in general market conditions for these products and improvements in operating efficiencies resulting from a consolidation of facilities and support functions across operating segments.

This segment acquired a product line that it is branded Co-Pilot (TM). Co-Pilot is used in combination with the segment's other instrumentation to allow a gas utility operator to remotely monitor pressure and control flow in a gas pipeline. It provided an additional market application for a product developed through internal research and development efforts. The segment also introduced a new gas odorization system branded Smart Drip (TM).

Contract Manufacturing - In this segment, revenues increased by $1,846,252 and $2,325,969 in fiscal years 2005 and 2004, respectively, while operating income was $501,943 and $357,753 for the same periods. These increases were due primarily to increased sales activity and improvements in general market conditions for these products and improvements in operating efficiencies resulting from a consolidation of facilities and support functions across operating segments.

This segment has begun an initiative to enhance its sales effectiveness and broaden its range of services offered. It is exploring opportunities to develop or acquire proprietary products. Current facilities and capital equipment base will support substantial increases in business.

During fiscal 2005, the Company accepted 11,915,712 shares of Logic Metals Technology, Inc. common stock in satisfaction of debt at a rate of $0.13 per share. This increased the position of the Company from 80% to 98.1% ownership of Logic Metals Technology, Inc.

As the result of the settlement of litigation, the Company agreed to transfer its 91.5% ownership of Atmospheric Water Technology, Inc. (AWT) and its associated intellectual property to the plaintiff, with no physical assets or liabilities. In accordance with APB Opinion No. 30, as amended by SFAS No. 144, the assets and liabilities of AWT have been disclosed separately in the balance sheets as assets and liabilities of discontinued operations. AWT was, in previous fiscal years, disclosed as a third business segment, Water Production.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity. Cash flow provided by (used in) operating activities amounted to $598,225 and $(580,896) for fiscal years 2005 and 2004, respectively. Operating cash flow has been supplemented by cash made available from the proceeds on the sale of the various segments and operating divisions.

Current assets of the Company totaled $2,755,969 at July 31, 2005, a decrease of $3,186,340, or (53.62%) of the balance at July 31, 2004. This decrease is due to the collection of the receivable from discontinued operations in 2005, which was used to reduce liabilities. Current liabilities decreased from fiscal 2004 to fiscal 2005 by $3,414,445, resulting in an increase in working capital (current assets less current liabilities) to ($476,956) at July 31, 2005, from ($705,061), an increase of 32.35%. This increase is primarily attributable to the payment of current liabilities of discontinued operations and the reduction of the current portion of the pension plan liability.

During fiscal 2005, the Company entered into an asset based credit facility, which provides for a working line of up to $1,750,000. Although this was sufficient to support most of the Company's growth plans for 2005, changes in scope of certain current business and the recent successful addition of new business leads management to believe that a further improvement in this working line could significantly accelerate future growth. Additionally, management has identified at least one potential acquisition candidate that meets all the criteria that it has established. In order to accelerate the current plan and consider completing any acquisitions, it will probably be necessary to complete new financing that will include both debt and equity. There can, of course, be no assurances that the Company will be successful in raising additional investment or working capital, if needed, and failure to do so would slow its growth.

During fiscal 2005, the IRS approved the transfer of equity of $125,000, in the Paris, TX building and 20 acres, to the Retech pension plan as a contribution.

The Company received the cash payment for the sale of the assets of Hydel Enterprises, Inc. for $3,731,209 U.S. during fiscal 2005. From these proceeds, the Company paid a total of $2,506,321 to vendors and employees and for other expenses related to the Hydel transaction, leaving a net of $1,224,888. These funds have been used to reduce notes payable, accounts payable and accrued liabilities of the Company's continuing operations.

While the Company has incurred losses over the past years, it demonstrated the ability to raise capital in order to support the strategic goals to continue to grow revenue and improve profitability. The Company may seek a private placement of its public equity. Management believes that, if required, it can attract investment capital of up to $2,000,000 based on the Company's business strategy. The amount of equity the Company would offer would depend in part on share/conversion price, discount or premium on current market share price and dilution prospects. While management believes that, if needed, the Company could obtain the above funding, there is no assurance that this would occur. Failure to do so could slow the growth of the Company.

Capital Expenditures

The Company purchased equipment consisting of normal asset acquisitions and replacements totaling $584,176 and $137,288 during fiscal 2005 and 2004, respectively. An Amada laser-cutting machine for its contract-manufacturing segment was acquired for approximately $390,000 in fiscal 2005. In the same year, this segment also acquired 2 Amada brakes for approximately $100,000.

The Company anticipates additional capital expenditures in the contract manufacturing segment for the furtherance of capability for newly acquired business, including powder coating capability and additional punch capacity. Otherwise, expenditures should be in the ordinary course of replacing worn-out or obsolete machinery and equipment utilized by its subsidiaries. The Company may, from time to time, purchase such machinery and equipment provided such assets serve as additional collateral for outstanding loans to the Company (and its subsidiaries).

The Company leases its primary facility from an affiliate, Interfederal, at a rate of $30,000 per month. The lease agreement includes the option for the Company to purchase the facility, which it intends to exercise on or before the expiration date of the option. The terms of the option are the purchase price is $3,600,000 and the closing costs are to be paid by the seller exclusive of the purchaser's financing costs and the FMV appraisal. The expiration date of the option is January 31, 2006.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on us.

DESCRIPTION OF BUSINESS

Summary

Electric & Gas Technology, Inc. was organized as a corporation under the laws of the State of Texas on March 18, 1985, to serve as a holding company for operating subsidiary corporations. The Company continued in this manner until 2004, at which time the decision was made for the corporate entity to become more actively involved in the management of subsidiary operations. The ultimate objective of this change is a more coordinated use of management expertise, technical resources and operating capabilities that support a strategy of long-term growth in shareholder value. Near the end of fiscal 2004, the Company relocated all operations, including corporate staff, into a single 144,000 square foot facility, which was occupied by the contract-manufacturing segment. In addition to achieving improvements in communications and utilization of resources, this also allowed the Company to proceed with the listing of two commercial properties for sale.

The Company presently is the owner of 100% of Reynolds and 98.1% of LMT. Through these subsidiaries, the Company operates in two distinct business segments: (1) Utilities Products and (2) Contract Manufacturing.

Reynolds, operating in the Utilities Products segment, designs, manufactures and markets products for natural gas measurement, metering and odorization primarily for municipalities and publicly owned utility companies. Materials consist of proprietary circuit boards utilizing industry standard components, probes and hardware. The manufacturability of the boards is readily available through a large number of local low cost circuit board assembly operations. All other items are available through multiple vending sources. The products are primarily marketed directly by Reynolds employees and, to a lesser degree, through manufacturers’ representatives.

LMT, operating in the Contract Manufacturing segment, provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls and other functional and aesthetic sheet metal applications. LMT has primarily grown the revenue from existing customers, but has added a manufacturers’ representative to expand the customer base. Raw material generally consists of standard sheet metal and general-purpose fittings and connectors available from general hardware and steel distributors. Currently, LMT has one customer that represents approximately 30% of the Company’s total revenue for the 6 months ended January 31, 2006.

The Company has employed a strategy to merge operational functions wherever possible with the short term objective of operating a single manufacturing group serving both owned proprietary products and external customers through a common organization. As of April 22, 2006, the consolidation of the organizations has been completed and the migration of the manufacturing systems is an ongoing effort.

Description of Business

Electric & Gas Technology, Inc. was organized as a corporation under the laws of the State of Texas on March 18, 1985, to serve as a holding company for operating subsidiaries. The Company continued in this manner until 2004, at which time the decision was made for the corporate entity to become more actively involved in the management of subsidiary operations with the ultimate objective being better utilization of technical resources and operating capabilities that support a new strategic direction for long-term growth of shareholder value. Near the end of fiscal 2004, the Company relocated all its operations, including corporate staff, into a single 144,000 square foot facility, which it already occupied. In addition to achieving improvements in communications and utilization of resources, this also allowed the Company to proceed with the sale of two facilities, of which, one sale has been completed and one is expected to be contracted for in the near future.

The Company has employed a strategy to merge operational functions wherever possible with the short term objective of operating a single manufacturing group serving both owned proprietary products and external customers through a common organization. As of July 31, 2005, the organizations have been consolidated and plan to migrate them to one manufacturing systems are underway.

Since its incorporation in 1985, the Company has engaged in a number of acquisitions, start-ups and divestitures as reported in previous filings. The Company currently owns and operates two subsidiaries as described below. These two businesses, along with the Company's headquarters, are located at 3233 W. Kingsley Road, Garland, Texas, 75041. Its telephone number is (972) 840-3223 and its facsimile number is (972) 271-8925.

BUSINESS OF ISSUER

The Company presently is the owner of 100% of Reynolds Equipment Company and 98.1% of Logic Metals Technology, Inc. Through its subsidiaries, the Company operates in two distinct business segments: (1) Utilities Products and (2) Contract Manufacturing.

Reynolds operates in the Utilities Products sector, designs and markets products for natural gas measurement, metering and odorization, primarily for municipalities and publicly owned utility companies. Materials consist of proprietary circuit boards utilizing industry standard components, industry standard probes and hardware. The manufacturability of the boards are readily available through a large number of local low cost circuit board assembly operations. All other items are available through multiple vending sources. The products are primarily marketed directly by the Company and, to a lesser degree, through some manufacturers' representatives.

LMT, operating in the Contract Manufacturing sector, provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls and other functional and aesthetic sheet metal applications. The Company uses some manufacturer's representatives, but has primarily grown the revenue from existing customers. Raw material generally consists of standard sheet metal and general purpose fittings and connectors available from general hardware and steel distributors. Currently, the Company has one customer from this segment that represents over 45% of its total revenue for the year ended July 31, 2005.

Research and Development is conducted in the Utilities Products segment. In this area, the Company spent approximately $66,000 in the last two years for the development of new products.

Employees

On May 24, 2006, the Company employed 147 full-time regular employees and 5 additional employees through a temporary agency or on a contract labor basis. None of these employees are subject to a collective bargaining agreement and there is no union representation within ELGT. The Company believes that employee relations are good.

Facilities

The Company operates in a leased facility located on 7 acres of land in Garland, Texas. The plant is a one story concrete building containing approximately 144,000 square feet of air-conditioned floor space, which includes approximately 12,000 square feet of office space. The building is owned by an affiliate.

SEGMENTS

UTILITIES PRODUCTS SEGMENT - REYNOLDS EQUIPMENT COMPANY

History

Reynolds Equipment Company was incorporated March 31, 1967 under laws of the State of Texas. In 1982, all of the stock of Reynolds was acquired by COMTEC, an affiliate of the Company, and was subsequently transferred to direct ownership by the Company. Reynolds maintains its principal offices at 3233 W. Kingsley Road, Garland, Texas 75041.

Products

Reynolds manufactures equipment used in the natural gas industry. Its principal products are known by the tradename "RECOR" and include electronic pressure, temperature and volumetric instrumentation and accessories peripheral to gas measurement. Reynolds manufactures a line of electronic digital data recorders, as well as a traditional line of mechanical instrumentation including pressure, temperature and volumetric recording and indicating devices. In addition, Reynolds provides engineering and equipment used to accomplish the odorization of natural gas (as required by Federal Laws). Reynolds has recently introduced a low-cost odorization system into the marketplace, which is gaining acceptance as an alternative to the conventional, higher cost technologies. The Company also recently introduced a line of outdoor enclosures for protecting instrumentation and controls used in the natural gas industry. These enclosures are manufactured by LMT, the Company's contract manufacturing subsidiary.

Industry, Customers and Competition

Industry. Reynolds operates in the industry, which supplies equipment for monitoring the transport and distribution of natural gas. This equipment is used to measure temperature, pressure, flow rate and other parameters of natural gas in pipelines. Reynolds estimates that the annual sales in this industry are approximately $100,000,000. Odorization is highly important for the safety of anyone who might come into contact with natural gas and is, of course, required by federal regulation. Reynolds is recognized by the industry for its products and expertise in this area.

Customers. Reynolds sells to natural gas utilities, pipeline and production companies both domestically and worldwide. Reynolds has a blue chip utility customer base.

Competition. Reynolds operates in a competitive industry that is not dominated by one or even a few large companies. Its principal competitors include Mercury Instruments, Inc., Galvanic Science Ltd. and YZ Industries.

Marketing

The products are primarily marketed directly by the Company through in-house sales, although some manufacturers' representatives are used.

Employees

Reynolds employs a staff of approximately 20 personnel, including temporary employees to level production. No labor union or other labor association represents any of the employees, and relations with its employees are considered excellent. Reynolds has never experienced nor anticipates a strike or other work stoppage.

CONTRACT MANUFACTURING SEGMENT - LOGIC METALS TECHNOLOGY, INC.

History

Logic Metals Technology, Inc. was incorporated in 2002 under the laws of the State of Texas and purchased the assets and assumed certain liabilities of Garland Manufacturing, Inc. of Garland, Texas. The Company acquired an 80% interest in LMT from an affiliate on January 1, 2003. Through added investment in LMT, the Company now has a 98.1% interest. LMT operates as a contract supplier specializing in the cutting punching, forming and assembly of products manufactured primarily from sheets of steel, aluminum, copper and other metals and materials, requiring a high degree of fabrication and assembly accuracy.

Products

LMT assembles and/or fabricates a wide variety of metal products, but has become particularly well known for its expertise in building electronic enclosures and equipment panels to customers' specifications.

Industry, Customers and Competition

Industry. LMT has a concentration of business within the telecom and electronics industry. LMT competes primarily within the Dallas-Fort Worth, Texas metropolitan area markets, although recent business has been expanded to include customers in various parts of the United States.

Customers. LMT's major customers are international telecom/electronics companies with manufacturing and assembly operations in the Dallas-Fort Worth, Texas metropolitan area, and international electronic assembly companies, servicing the telecom/electronics companies.

Competition. LMT competes with other local sheet metal fabrication businesses for low volume, high quality production work. Major competitors include Precision Metal, Humanetics and Karlee Manufacturing.

Marketing

LMT has marketed primarily to companies in the Dallas-Fort Worth, Texas market. During this past year, marketing efforts have extended the LMT customer base well beyond this area. Management believes that this expansion will result in significant growth for LMT in the near term.

Employees

LMT currently employs approximately 58 persons, including 8 in administrative and sales positions. None of the employees are represented by a labor union or other labor organization. LMT enjoys good relations with its employees and has never experienced a strike or work stoppage.

EMPLOYEES

On May 24, 2006, the Company employed 147 full-time regular employees and 5 additional employees through a temporary agency or on a contract labor basis. None of these employees are subject to a collective bargaining agreement and there is no union representation within ELGT. The Company believes that employee relations are good.

DESCRIPTION OF PROPERTIES

The Company operates in a leased facility located on 7 acres of land in Garland, Texas. The plant is a one story concrete building containing approximately 144,000 square feet of air-conditioned floor space, which includes approximately 12,000 feet of office space. The building is owned by an affiliate.

During 2005, the Company sold its former executive offices at 13636 Neutron Road, Dallas, Texas, a 7,800 sq. ft. one story building.

The Company is holding for sale the former Reynolds occupied and owned building situated on 40,000 square feet of land in Garland, Texas. The plant is a one story, concrete building containing approximately 15,500 square feet of floor space, which includes approximately 2,000 feet of office space. The building has a remaining mortgage of $357,483 to a local bank. The Company has replacement value insurance on the building. As the building is being held for sale, it is not being depreciated. However, prior depreciation for Federal Income Tax and financial reporting was previously over a 40-year period on the straight-line method. The real property tax for the year ending December 31, 2004 was $8,940.

During the fiscal year ended July 31, 2005, the Company transferred $125,000 of equity value, in the form of a secondary lien, in the real estate related to the 80,000 square foot one story concrete building located in Paris, Texas to fund the Retech Pension Plan.

LEGAL PROCEEDINGS

Electric & Gas Technology, Inc., Retech, Inc. and Hydel Enterprises, Inc. (Plaintiffs) vs. Nathan Mazurek, American Circuit Breaker Corp. and Provident Group, Inc. (Defendants). Plaintiffs allege the non-payment of a note to Retech, Inc. and unpaid accounts receivable to Hydel Enterprises, Inc. A settlement agreement was reached but the defendant did not perform. Subsequently, on November 10, 2005, the matter had been decided in a Delaware court, and the Company has settled for $170,000.

Electric & Gas Technology, Inc. and Atmospheric Water Technology, Inc. vs. Universal Communications Systems, Inc. (UCSY). During this fiscal year, the Company reached a settlement in two lawsuits and counterclaims with UCSY. The Company recognized the settlement of the litigation with UCSY for $25,000 in cash and 150,000 shares of restricted stock of the Company, valued at $0.15 per share. The settlement also included transference of the 91.5% ownership of Atmospheric Water Technology, with no assets or liabilities, other than expired patents and other intangible assets.

Other than the above, from time to time, we are a party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information with respect to the directors and executive officers of the Registrant as of May 24, 2006:

Name	Age	Position	Director Since
S. Mort Zimmerman	79	Chairman of the Board, and Director	1985
Daniel A. Zimmerman	45	President, CEO and Director	1989
George M. Johnston	60	Vice President, CFO and Director	2002
Fred M. Updegraff	71	Director	1987

S. Mort Zimmerman: Mr. Zimmerman has been Chairman of the Board of the Company since its formation in March 1985. From that time until 2004, he also served as its Chief Executive Officer. Throughout his career, Mr. Zimmerman has been both a prolific inventor and entrepreneur. He holds a number of United States Patents dating back to 1958. He has been responsible for starting or acquiring numerous companies and has served as Chairman of several, including the Intercontinental Manufacturing Company, Video Science Technology, Inc. and four independent banking institutions. Mr. Zimmerman is also on the Board of Directors for DOL Resources, Inc. Mr. Zimmerman holds a Bachelor of Science in Electrical Engineering from Pacific International University, and has also attended Georgia Institute of Technology and Oglethorpe University.

Daniel A. Zimmerman: Mr. Zimmerman has served as ELGT’s President since 2002 and Chief Executive Officer since 2004. Prior to that time, he served as President of Reynolds Equipment Company from 1992 and in various management capacities within Reynolds from 1982. He has served on the ELGT Board of Directors since 1989. Mr. Zimmerman has also served on the board of public and private companies, including an industrial holding company, an investment company and a financial institution. He has more that twenty years management experience in industrial products development, manufacturing and marketing as well as experience in mergers, acquisitions, divestitures and public offerings. Mr. Zimmerman is the acting president for DOL Resources, Inc. Mr. Zimmerman received a Liberal Arts Degree from Austin College in 1982.

George M. Johnston, CPA: Mr. Johnston has served as Vice President, Chief Financial Officer and Director of ELGT since November 2002. He received his Bachelor of Business Administration-Accounting from Texas Tech University in 1973. Mr. Johnston has been in private practice since 1995. He has previously held various positions of controllership for companies, including subsidiaries of Texas Instruments, United Technologies and Smith Tool, and has been Chief Financial Officer for a subsidiary of United Technologies and National Presort, Inc. Mr. Johnston has been a Certified Public Accountant licensed in the state of Texas since 1981.

Fred M. Updegraff: Mr. Updegraff served as Vice President and Treasurer of the Company from 1985 until 2003. He has served as a member of the Board of Directors since 1987. Mr. Updegraff is also Vice President, Controller and Director of DOL Resources, a company involved in oil and gas production. Prior to joining ELGT, Mr. Updegraff served as Vice President of a manufacturing company engaged in the manufacture of brass valves for the plumbing industry. Mr. Updegraff holds Bachelor Degrees in Business Administration and Education.

CODE OF ETHICS

In connection with the filing of its annual Form 10K-SB on November 15, 2005, the Company has adopted a “Senior Financial Officers - Code of Ethics” that applies to all Electric & Gas Technology, Inc. employees and Board of Directors, including our principal executive officer and principal financial officer, or persons performing similar functions. We intend to post the Code of Ethics and related amendments or waivers, if any, on our website at www.elgt.com. Information contained on our website is not a part of this report. Copies of our Code of Business Conduct and Ethics will be provided free of charge upon written request to Ms. Susan L 3233 W. Kingsley Road, Garland, Texas 75041.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the registrant with copies of all Section 16(a) forms that they file.

The Commission has established specific due dates for such reports and we are required to disclose any failure to file reports by such dates during fiscal year ended July 31, 2005. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the fiscal year ended July 31, 2005 there was no failure to comply with Section 16(a) filing requirements applicable to our officers, directors and ten percent stockholders.

EXECUTIVE COMPENSATION

The following table provides summary information for the years 2003, 2004 and 2005 concerning cash and non-cash compensation paid or accrued by us to or on behalf of all officers and the only other employee(s) to receive compensation in excess of $100,000.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Other Restricted Stock Awards	Number of Shares Covered By Option Grant	Long Term Incentive Plan Payout	All Other Compensation
S. Mort Zimmerman	2005	$-	$-	$-	$-	$-	$-	$-
Daniel A. Zimmerman	2005	120,000	-	-	-	-	-	-

S. Mort Zimmerman	2004	75,000(a)	-	-	-	-	-	5,100(b)
Daniel A. Zimmerman	2004	108,000	-	-	-	-	-	9,112(c)

S. Mort Zimmerman	2003	193,760(a)	-	-	-	-	-	5,100(b)
Daniel A Zimmerman	2003	120,000	-	-	-	-	-	9,112(c)

S. Mort Zimmerman-Chairman of the Board.
Daniel A. Zimmerman-President and Chief Executive Officer.
George M. Johnston-Vice President and Chief Financial Officer.

(a) A portion of the payments were made to an affiliate, Interfederal Capital, Inc., as a management fee and includes accrued and unpaid compensation of $75,000 for fiscal year 2004 and 2003, respectively.
(b) Expense allowances.
(c) Company match of 401 (K) employee contributions and expense allowances.
(d) Company match of 401 (K) employee contributions.

EMPLOYMENT CONTRACTS

The Company does not have an employment contract with any executive officers. Any obligation to provide any compensation to any executive officer in the event of his resignation, retirement or termination, or a change in control of the Company, or a change in any Named Executive Officers' responsibilities following a change in control would be negotiated at the time of the event. The Company may in the future create retirement, pension, profit sharing and medical reimbursement plans covering the Executive Officers and Directors. The Company does not have a compensation committee. Decisions concerning the compensation of our executive officers are made by the Board of Directors. The Company has made no Long Term Compensation payouts (LTIP or other).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of our company, and no owner of five percent or more of our outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $20,000 except as set forth below.

At May 24, 2006, Daniel A. Zimmerman, our principal stockholder and an executive officer and director, has advanced our company $75,960.13. This is an on demand loan that is at 10% interest, compounded. Actual interest on the loan was $3,175.13 for the six months ended January 31, 2006.

The following is a summary of advances to and from affiliated companies at July 31,

	2005	2004
	---------	---------

Net Due To/From Affiliates-Interfederal Capital, Inc. (1)	$ 664,533	$ 294,154
	=========	=========

Net Payable to Officers	$ (38,876)	$ (22,500)
	=========	=========

(1) Daniel A. Zimmerman, President, CEO and Director currently own 19.82% of the stock of Interfederal Capital, Inc.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 24, 2006, there were 8,282,461 shares of common stock, par value $.01 outstanding. The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of May 24, 2006:

- all directors
-	each person who is known to be the beneficial owner of more than five percent (5%) of the outstanding common stock
-	each executive officer named in the Summary Compensation Table
-	all directors and executive officers as a group

The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 24, 2006

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding
S. Mort Zimmerman (1)(2)	883,075	10.66%
Daniel A. Zimmerman (2)(3)(4)	2,197,414	26.53%
George M. Johnston	109,000	1.32%
Fred M. Updegraff	79,683	0.96%

All Officers and Directors, as a Group (4 Persons)	3,269,172	39.47%

Vision Opportunity Master Fund, Ltd. (5)	2,307,000	22.75%

(1) This includes 133,726 shares owned by the spouse of S. Mort Zimmerman.
(2) S. Mort Zimmerman and Daniel A. Zimmerman are father and son.
(3) This includes 110,226 shares owned by the spouse and dependent children of Daniel A. Zimmerman.
(4) This includes 1,718,378 shares owned by Interfederal Capital, Inc. which Daniel A. Zimmerman holds the right to vote. Mr. Zimmerman currently owns 19.82% of the stock of Interfederal Capital, Inc.
(5) This includes 450,000 shares owned by Vision Opportunity Master Fund, Ltd. and 1,857,000 options owned by Vision Opportunity Master Fund, Ltd.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation, with amendments, all of which have been filed as exhibits to the Company’s registration statement of which this prospectus is a part.

Common stock

The Company’s Articles of Incorporation authorize the issuance of 30,000,000 shares of Common Stock, $0.01 par value per share. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of Common Stock have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors, in its discretion, from funds legally available therefore. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock with a par value of $10.00 per share, of which none are outstanding at May 24, 2006.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Texas law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

We have agreed to indemnify its executive officers and directors to the fullest extent permitted by Texas law. Texas law permits us to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as an officer or director. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may indemnify officers and directors in an action by us or in our right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses, which he actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder's business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.

We have agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the Selling Stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of May 24, 2006, by the Selling Stockholders prior to the offering contemplated by this Prospectus, the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The table assumes that the selling stockholders will sell all of the shares. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the Selling Stockholders after completion of the resales.

The Selling Stockholders acquired their beneficial interests in the shares being offered hereby in private placements in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name	Shares of Common Stock Issuable Upon Exercise of Warrants	Percentage of Common Stock Owned Before the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)(2)	Percentage of Common Stock Owned After Offering (1)(2)
H. Richard Grisham	75,000	0.90%	75,000	0	0.00%
Mike Baker	40,000	0.48%	40,000	0	0.00%
Vision Opportunity Master Fund, Ltd.	2,307,000	22.75%	2,307,000	0	0.00%
Dermaplus, Inc.	52,550	0.63%	52,550	0	0.00%
Pai International	39,375	0.47%	39,375	0	0.00%
Joenne Filicetti	55,000	0.66%	55,000	0	0.00%
Raymond G. Bevins	5,000	0.06%	5,000	0	0.00%
Dan Zimmerman	40,000	0.48%	40,000	0	0.00%
George Johnston	40,000	0.48%	40,000	0	0.00%
Jim Curry	2,500	0.03%	2,500	0	0.00%
Sherry Melott	5,000	0.06%	5,000	0	0.00%
Saundra McLeod	2,500	0.03%	2,500	0	0.00%
Kelly Nelson	10,000	0.12%	10,000	0	0.00%
Freddie Petty	10,000	0.12%	10,000	0	0.00%
Vicki Arner	5,000	0.06%	5,000	0	0.00%
Westminster Securities Corp.	40,000	0.48%	40,000	0	0.00%
Roger D. Bryant	25,000	0.30%	25,000	0	0.00%
Robert A. Mcculloch, IRA	25,000	0.30%	25,000	0	0.00%
PCS Venture Partners, Inc.	100,000	1.21%	100,000	0	0.00%
Perritt Emerging Opportunities	192,307	2.32%	192,307	0	0.00%
Totals	3,071,232		3,071,232

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(2)	Assumes that all securities offered hereby will be sold and that all shares of common stock purchase warrants will be issued.

LEGAL COUNSEL

The validity of the shares of common stock being offered hereby will be passed upon by Jerry Gruenbaum, Esq. of SEC Attorneys, LLC, Bank of America Building, 980 Post Road East, 2nd Floor, Westport, Connecticut 06880

EXPERTS

The consolidated financial statements of ELGT as of July 31, 2005 and 2004, and for the years then ended, have been audited by Turner Stone & Company, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements between us and Turner Stone & Company, LLP (“TS”) in connection with any services provided to us by each of them for the periods of their engagement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

No accountant’s report on the financial statements for the past two years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, such financial statements did not contain any adjustments for uncertainties stated therein. In addition, TS did not advise us with regard to any of the following:

1. That internal controls necessary to develop reliable financial statements did not exist; or

2.	That information has come to their attention, which made them unwilling to rely on management’s representations, or unwilling to be associated with the financial statements prepared by management; or

3.
That the scope of the audit should be expanded significantly, or information has come to the accountant’s attention that the accountant has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent audited financial statements, and the issue was not resolved to the accountant’s satisfaction prior to its resignation or dismissal. During the most recent two fiscal years and during any subsequent interim periods preceding the date of each engagement, we have not consulted MC regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

AVAILABLE INFORMATION

The Company has filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Electric & Gas Technology, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, which requires the Company to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facility of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because the Company files documents electronically with the SEC, this information may also be obtained by visiting the SEC's Internet website at http://www.sec.gov.

We furnish our shareholders with annual reports containing audited financial statements.

INDEX TO FINANCIAL STATEMENTS
ELECTRIC & GAS TECHNOLOGY, INC.

For the Six Months Ended January 31, 2006 (Unaudited) and January 31, 2005:

For the Years Ended July 31, 2005 and July 31, 2004:

ELECTRIC & GAS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2006	July 31, 2005
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 100,713	$ 200,455
Accounts receivable, net	1,902,781	1,038,591
Inventories	3,049,360	1,476,209
Prepaid expenses	80,371	40,714
Other assets - current	5,818	-
Total current assets	5,139,043	2,755,969
PROPERTY, PLANT AND EQUIPMENT, net	1,583,090	1,628,364
OTHER ASSETS
Certificates of deposit, pledged	100,000	101,970
Assets held for sale	408,650	408,650
Due from affiliates - net	620,825	664,533
Other assets	214,871	126,718
Total other	1,344,346	1,301,871
TOTAL ASSETS	$ 8,066,479	$ 5,686,204
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable	$ 1,239,988	$ 974,259
Accounts payable	2,310,896	1,186,075
Accrued liabilities	467,775	310,252
Customer deposits	434,004	-
Payable to officers	18,741	38,876
Current maturities of long-term obligations	494,501	491,221
Current portion of minimum pension liability	160,634	160,634
Liabilities of discontinued operations	71,608	71,608
Total current liabilities	5,198,147	3,232,925
LONG-TERM OBLIGATIONS
Long-term obligations, less current maturities	1,098,505	1,124,167
Minimum pension liability	1,095,012	1,069,012
Total long-term obligations	2,193,517	2,193,179
Minority interest in subsidiary	16,512	3,206
STOCKHOLDERS' EQUITY
Preferred stock, $10 par value, 5,000,000 shares authorized, none issued
Common stock, $.01 par value, 30,000,000 shares authorized,
issued 7,976,979 and 7,326,979 shares respectively	79,770	73,270
Additional paid-in capital	10,024,351	9,655,826
Accumulated deficit	(8,216,172)	(8,242,556)
Accumulated comprehensive losses	(1,229,646)	(1,229,646)
Total stockholders' equity	658,303	256,894
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 8,066,479	$ 5,686,204

See accompanying notes to the condensed consolidated financial statements.

ELECTRIC & GAS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005
Sales	$ 2,780,294	$ 2,463,714	$ 4,701,407	$ 4,610,915
Cost of goods sold	1,584,940	1,724,367	3,189,663	3,219,124
Gross profit	1,195,354	739,347	1,511,744	1,391,791

Selling, general and administrative expenses	887,489	558,123	1,506,389	1,106,095

Income from operations	307,865	181,224	5,355	285,696

Other income (expense)
Interest	(71,246)	(41,752)	(133,313)	(104,539)
Settlement of civil action	-	(49,000)	170,000	(49,000)
Other income (expense), net	(1,970)	14,624	(2,352)	26,290
Total other income (expense)	(73,216)	(76,128)	34,335	(127,249)
Income from continuing operations before minority interest	234,649	105,096	39,690	158,447

Minority interest in subsidiary	(16,512)	(14,715)	(13,306)	(52,892)

Income from continuing operations	218,137	90,381	26,384	105,555

Discontinued operations, net of tax	-	-	-	39,372
Net income	$ 218,137	$ 90,381	$ 26,384	$ 144,927

Income available per common share:
Income from continuing operations	$ 0.03	$ 0.01	$ -	$ 0.02
Net income	$ 0.03	$ 0.01	$ -	$ 0.02
Weighted average common shares outstanding	7,399,588	6,997,034	7,399,588	6,997,034
Income available per diluted common share:
Net income	$ 0.03	$ 0.01	$ -	$ 0.02
Weighted average diluted common shares outstanding	7,595,457	6,997,034	7,595,457	6,997,034

See accompanying notes to condensed consolidated financial statements.

ELECTRIC & GAS TECHOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the six months ended January 31, 2006
(Unaudited)

					Accumulated
	Common stock		Paid-in	Accumulated	comprehensive
	Shares	Amount	capital	deficit	losses	Total

Balance at July 31, 2005	7,326,979	$ 73,270	$ 9,655,826	$(8,242,556)	$(1,229,646)	$ 256,894

Stock issued for interest on note	25,000	250	18,025	-	-	18,275

Stock issued for cash and warrants	375,000	3,750	209,682	-	-	209,682

Warrants issued for cash	-	-	11,568	-	-	11,568

Stock issued for employee bonuses	250,000	2,500	129,250	-	-	131,750

Net income	-	-	-	26,384	-	26,384

Balance at January 31, 2006	7,976,979	$ 79,770	$10,024,351	$(8,216,172)	$(1,229,646)	$ 658,303

See accompanying notes to condensed consolidated financial statements.

ELECTRIC & GAS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six months ended January 31,
Cash flows from operating activities:	2006	2005
Net income	$26,384	$144,927
Gain (loss) on discontinued operations, net of tax	-	(39,372)
Net income from continuing operations	26,384	105,555
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation of property, plant and equipment	175,678	130,724
Stock issued as interest expense for loans	18,275	-
Stock issued for services	131,750	-
Loss on lawsuit	-	49,000
Changes in operating assets and liabilities:
Accounts receivable	(864,190)	39,611
Inventories	(1,573,151)	(175,832)
Prepaid expenses	(45,475)	(12,327)
Other assets	(88,153)	(35,806)
Accounts payable	1,124,821	(184,037)
Customer deposits	434,004	-
Accrued liabilities	157,523	(573,997)
Accrued pension plan	26,000	24,700
Net cash used in operating activities	(476,534)	(632,409)
Cash flows from investing activities:
Purchase of equipment	(130,404)	(493,491)
Investments in affiliates	43,708	33,247
Idle facility	-	(6,290)
Certificates of deposits	1,970	327,109
Net cash used in investing activities	(84,726)	(139,425)
Cash flows from financing activities:
Proceeds for issuance of common stock and warrants	225,000	-
Proceeds from officer	(20,135)	-
Payments on long-term obligations	(22,382)	(29,723)
Net change on notes payable	265,729	(198,045)
Minority interest in subsidiary	13,306	52,892
Net cash provided by (used in) financing activities	461,518	(174,876)
Net cash provided by discontinued operations	-	1,264,260
Net increase (decrease) in cash and cash equivalents	(99,742)	317,550
Cash and cash equivalents - beginning of period	200,455	37,139
Cash and cash equivalents - end of period	$100,713	$354,689
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$149,816	$111,242
See accompanying notes to condensed consolidated financial statements.

ELECTRIC & GAS TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS JANUARY 31, 2006

NOTE A - BUSINESS AND BASIS OF PRESENTATION

Business

Electric & Gas Technology, Inc.("the Company" or "ELGT") was organized as a corporation under the laws of the State of Texas on March 18, 1985, to serve as a holding company for operating subsidiary corporations. The Company continued in this manner until 2004, at which time the decision was made for the corporate entity to become more actively involved in the management of subsidiary operations. The ultimate objective of this change is a more coordinated use of management expertise, technical resources and operating capabilities that support a strategy of long term growth in shareholder value. Near the end of fiscal 2004, the Company relocated all operations, including corporate staff, into a single 144,000 square foot facility, which was occupied by the contract manufacturing segment. In addition to achieving improvements in communications and utilization of resources, this also allowed the Company to proceed with the listing of two commercial properties for sale.

The Company presently is the owner of 100% of Reynolds Equipment, Inc. (Reynolds) and 98.1% of Logic Metals Technology, Inc. (LMT). Through these subsidiaries, the Company operates in two distinct business segments: (1) Utilities Products and (2) Contract Manufacturing.

Reynolds, operating in the Utilities Products segment, designs, manufactures and markets products for natural gas measurement, metering and odorization primarily for municipalities and publicly owned utility companies. Materials consist of proprietary circuit boards utilizing industry standard components, probes and hardware. The manufacturability of the boards is readily available through a large number of local low cost circuit board assembly operations. All other items are available through multiple vending sources. The products are primarily marketed directly by Reynolds employees and, to a lesser degree, through manufacturers’ representatives.

LMT, operating in the Contract Manufacturing segment, provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls and other functional and aesthetic sheet metal applications. LMT has primarily grown the revenue from existing customers, but has added a manufacturers’ representative to expand the customer base. Raw material generally consists of standard sheet metal and general purpose fittings and connectors available from general hardware and steel distributors. Currently, LMT has one customer that represents approximately 30% of the Company’s total revenue for the 6 months ended January 31, 2006.

The Company has employed a strategy to merge operational functions wherever possible with the short term objective of operating a single manufacturing group serving both owned proprietary products and external customers through a common organization. Consolidation of the organizations has been completed and migration of the manufacturing systems into one common system is an ongoing effort.

Interim Financial Statements

The accompanying condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) for inclusion in the Company's quarterly report on Form 10-QSB. The accompanying financial statements reflect all adjustments of a normal recurring nature, which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods.

The statements were prepared using accounting principles generally accepted in the United States of America. As permitted by the SEC, the statements depart from generally accepted accounting disclosure principles in that certain data is combined, condensed or summarized that would otherwise be reported separately.

ELECTRIC & GAS TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS JANUARY 31, 2006

NOTE B - DISCONTINUED OPERATIONS

On July 30, 2004, the Company consummated the sale of assets of its wholly owned subsidiary located in Canada, Hydel Enterprises, Inc. The sale included current assets and plant, property and equipment. The proceeds were transferred to the Company on August 5, 2004, and the liabilities were paid. In accordance with APB Opinion No. 30, as amended by SFAS No. 144, the assets and liabilities of Hydel have been disclosed separately in the balance sheets as assets and liabilities of discontinued operations.

As the result of a settlement of litigation, the Company agreed to transfer its 91.5% ownership of AWT, Inc. and its associated intellectual property to the plaintiff, with no physical assets or liabilities. In accordance with APB Opinion No. 30, as amended by SFAS No. 144, the assets and liabilities of AWT have been disclosed separately in the balance sheets as assets and liabilities of discontinued operations.

NOTE C - INVENTORIES

Inventories are comprised as follows:

	January 31, 2006	July 31, 2005
Raw materials	$1,085,609	$527,134
Work in process	1,108,902	302,122
Finished goods	854,849	646,953
Total inventory	$ 3,049,360	$ 1,476,209

Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost or market as determined by the first-in, first-out method. The Company reviews inventory usage by line item at least annually, and accents material as potentially slow moving when usage for the prior 12 months is less than the current “on-hand” quantity. In subsequent review, alternative and substitute uses are identified, and the slow moving quantity is adjusted. The carrying value of excess inventory is adjusted for financial reporting purposes. Obsolete inventory is identified when a product will no longer be produced or supported by the Company. Customers are notified of final opportunity to purchase the product and spares, and the inventory is subsequently destroyed and/or sold as scrap.

NOTE D- NOTES PAYABLE AND LONG-TERM OBLIGATIONS

On October 4, 2005, the Company entered into an agreement to borrow $125,000 bearing interest at 12%, maturing on April 4, 2006 from an individual third party accredited investor. The Company has also promised to issue 15,000 shares of the Company’s common stock and 15,000 warrants to purchase common restricted shares of Form 144 stock for $1.50 per share.

On November 7, 2005, the Company entered into two separate agreements to borrow $50,000 each, bearing interest at 12%, maturing on May 1, 2006 from two individual third party accredited investors. The Company has also promised to issue 5,000 shares of the Company’s common stock for each agreement.

NOTE E - IMPAIRMENT OF LONG-LIVED ASSETS AND ASSETS HELD FOR SALE

The Company reviews for impairment, long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. In the event of impairment, the asset is written down to its fair market value.

Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell, at the date management commits to a plan of disposal and are classified as assets held for sale.

ELECTRIC & GAS TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS JANUARY 31, 2006

NOTE E - IMPAIRMENT OF LONG-LIVED ASSETS AND ASSETS HELD FOR SALE (CONTINUED)

During 2005, the Company sold its former executive offices at 13636 Neutron Road, Dallas, Texas, a 7,800 sq. ft. one story building. The Company is holding for sale the former Reynolds occupied and owned building situated on 40,000 square feet of land in Garland, Texas. The plant is a one story, concrete building containing approximately 15,500 square feet of floor space, which includes approximately 2,000 feet of office space. The building has a remaining mortgage of $349,656 with a local bank. The Company has replacement value insurance on the building. As the building is being held for sale, it is not being depreciated. However, prior depreciation for federal income tax and financial reporting was previously over a 40 year period on the straight line method. In addition, the Company also has included in assets held for sale, an idle facility located in Paris, Texas.

The total carrying value of the assets held for sale as of January 31, 2006 is the net book value of $408,053 and is included in long-term assets. Based on appraisals and independent comparative sales reports, the Company believes that the fair market value for these assets exceeds $400,000.

The following is the carrying value of assets held for sale and the corresponding liabilities at January 31, 2006. During the fiscal year ended July 31, 2005, the Company transferred $125,000 of equity value, in the form of a secondary lien, in the real estate related to the Paris, Texas building to the Retech Pension Plan, as described in Note F.

	Carrying value	Current liabilities	Long-term liabilities	Total Liabilities
Paris building	$ 322,110	$ 22,064	$ 258,151	$ 280,215
Garland building	86,540	16,422	333,234	349,656
Total	$ 408,650	$ 38,486	$ 591,385	$ 629,871

NOTE F - CONTINGENCIES

The sale of the Company’s former subsidiary Superior Switchboard and Devices Inc. (Superior) was completed in 1996. Consideration received from this sale included a note receivable of approximately $1,250,000. The surviving business of Superior, renamed Retech, Inc., continued to own an 80,000 square foot manufacturing facility in Paris, Texas and continued to be responsible for the frozen Defined Benefit Pension Plan for Bargaining Employees (the “Plan”) that covered all of its hourly employees. The Plan called for benefits to be paid to eligible employees at retirement based upon years of service and compensation rates near retirement.

The maker defaulted on the $1.25 million note. The Company sued for collection and subsequently entered into a Settlement Agreement. Again the maker failed to perform under this Agreement and has caused the Company to pursue further recourse. During the six months ended January 31, 2006 the Company recorded and received the funds of a $170,000 settlement that was reached.

Failure to collect on the note previously had, in part, impaired the Company’s ability to meet minimum funding requirements as a portion of the proceeds would have been used by the Company to support the Plan. The entire note was written off by the Company during FY 2002 and no portion of it was ever booked as an asset of the Plan.

The Plan began experiencing deficiencies when its asset values were diminished by poor stock market conditions and a steady decline in interest rates. Poor financial performance of the Company over consecutive years also contributed to the condition of the Plan. Since 2001, the Company has struggled to keep the Plan in line with minimum funding requirements. As the result of Retech’s non-liquid status, it has been unable to currently fund the annual pension liability. The Company has recognized a minimum pension liability for the under-funded plan. The minimum liability is equal to the excess of the projected benefit obligation over plan assets. A corresponding amount is recognized as either an intangible asset or reduction of stockholders' equity. The Plan’s pension liability as of July 31, 2005, the date of the last actuarial valuation, was $1,229,646, resulting in a stockholders' equity reduction of $1,229,646. The Company has accrued $40,000 for the current year, through the quarter ended January 31, 2006.

ELECTRIC & GAS TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS JANUARY 31, 2006

NOTE F - CONTINGENCIES (CONTINUED)

Current management recognized the condition of the Plan and worked with the IRS to enter into a Closing Agreement executed April 15, 2005 that brought the plan into acceptable funding status. An important element to the Agreement was the transfer of equity of $125,000 in the Paris, TX building and 20 acres to the Plan as a contribution. The transfer of equity into the Plan had no material affect on the financial position of ELGT.

The Company is committed to restoring the plan to full compliance. This is a stepwise process, focused first on the Closing Agreement and meeting current minimum funding requirement. Now that this step has been completed the Company will address other matters of compliance related to the Plan. Whereas the Company believes that it will be able to resolve these matters in a satisfactory manner, failure to do so could have a negative impact on the Company’s future performance.

NOTE G - INDUSTRY SEGMENT DATA

The Company's current business is primarily comprised of two industry segments: (i) The Utilities Products segment, where Reynolds designs, manufactures and markets products for natural gas measurement, metering and odorization primarily for municipalities and publicly owned utility companies and (ii) The Contract Manufacturing segment, where LMT provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls, and other functional and aesthetic sheet metal applications.

	Three months ended January 31,		Six month ended January 31,
	2006	2005	2006	2005
Operating revenues:
Utility Products	$513,106	$462,748	1,031,873	$1,056,610
Contract Manufacturing	2,267,188	2,000,966	3,669,534	3,554,305
Total sales	2,780,294	$2,463,714	4,701,407	$4,610,915

Operating income (loss):
Utility Products	(152,973)	$(68,687)	$(170,942)	$(43,252)
Contract Manufacturing	838,725	202,214	696,690	457,984
Income from operations	685,752	133,527	525,748	414,732
General corporate expenses	(377,887)	47,697	(520,392)	(129,036)
Minority interest in subsidiary	(16,512)	(14,715)	(13,306)	(52,892)
Other income (expense), net	(73,216)	(76,128)	34,335	(127,249)
Net income from continuing operations	218,137	90,381	26,384	105,555
Discontinued operations, net of tax	-	-	-	(39,372)
Net income	218,137	$90,381	$26,384	$144,927

ELECTRIC & GAS TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS JANUARY 31, 2006

NOTE H - RELATED PARTY TRANSACTIONS

The following is a summary of advances to and from affiliated companies included in other assets at January 31, 2006 and July 31, 2005:

	January 31, 2006	July 31, 2005

Net Due To/From Affiliates - Interfederal Capital, Inc.	$ 620,825	$ 664,533

Net Payable to Officers	$ (18,741)	$ (38,876)

Interfederal Capital, Inc. (Interfederal), a Texas corporation, is managed under a voting trust by S. Mort Zimmerman and ownership is held by his wife and four (4) children. The Company leased facilities owned by Interfederal at a rate of $30,000 per month.

Interfederal, S. Mort Zimmerman individually and/or Daniel A. Zimmerman individually have guaranteed the Company’s lines of credit, real estate and equipment loans that were obtained during the year ended July 31, 2003 and year ended July 31, 2005.

S. Mort Zimmerman, IFC Industries, M&M Trans Exchange, Comtec, Inc. and Glauber Management have agreed to consolidate their balances into the account of Interfederal Capital, Inc. for the purpose of legal offset. The consolidated balance of $620,825 due to the Company from Interfederal Capital, Inc. is recoverable when, and if, it exercises its option to purchase the real estate it currently leases from Interfederal, as described in Capital Expenditures. The offset occurred during the fiscal year ended July 31, 2005. The balance of $620,825 due from Interfederal is a payment by the Company toward the purchase of the facility it leases from Interfederal. Should the Company not be able to finance said purchase on or before the option expiration date, the amount of the offset due the Company will be recovered against lease payments due.

The Company has a payable of $18,741 that is due to Daniel A. Zimmerman as of January 31, 2006, compared to a $38,876 payable due as of July 31, 2005. These amounts were used to fund various payables of the Company.

The Company has pledged a certificate of deposit in the amount of $100,000 for a loan in the name of DOL Resources, Inc., a publicly held corporation in which Electric & Gas Technology, Inc. owns a 19.9% equity interest. The note is currently being serviced by Glauber Management, an affiliate of DOL, and the Company believes that Glauber has sufficient resources to continue servicing the debt. The carrying value on the balance sheet for DOL is $1 at January 31, 2006 and July 31, 2005.

NOTE I - REVENUE RECOGNITION POLICIES

The Company recognizes revenue when title passes to its customers upon shipment of its products for final delivery. The Company ships goods and performs services only after receiving purchase orders from customers or authorization to charge a credit card and the credit card is validated. Revenue for shipments to customers delivered by company truck is recognized when a signed receiving document is returned to the plant. Shipments made by common carrier and by freight forwarders are FOB manufacturing plant, and the customer is charged for shipping expense. The revenue is recognized when the carrier has signed for possession of the goods. The Company does not utilize stocking distributors and ships to “end use” customers. No right of return exists in regard to stocking levels or lack of requirement. Defective products can be exchanged or repaired at the Company’s discretion.

NOTE J - SUBSEQUENT EVENTS

On February 21, 2006, the Company completed the $2.5 million contract to manufacture and sell Election Supply Cabinets (ESC) that was awarded on October 12, 2005.

ELECTRIC & GAS TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS JANUARY 31, 2006

NOTE J - SUBSEQUENT EVENTS (CONTINUED)

On March 24, 2006, the Company issued 192,307 shares of restricted common stock as satisfaction of a promissory note of $125,000 which is included in notes payable at January 31, 2006.

NOTE K - EARNINGS PER SHARE

Basic earnings per share amounts are computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the periods. Diluted earnings per share amounts take into consideration all potentially dilutive common shares such as options and convertible securities.

For basic earnings per share purposes, for the six months ended January 31, 2006 and 2005, weighted average common stock shares outstanding totaled 7,399,588 and 6,997,034, respectively. For diluted earnings per share purposes, for the six months ended January 31, 2006, weighted average common stock shares outstanding totaled 7,595,457 and included shares relating to the assumed exercise of stock warrants.

NOTE L - INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

The Company does not have any other significant deferred tax assets or liabilities. The net operating loss carry-forwards are available to offset future taxable income of the Company. These net operating losses expire from 2015 through 2018.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Electric & Gas Technology, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Electric & Gas Technology, Inc. and Subsidiaries as of July 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended July 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electric & Gas Technology, Inc. and Subsidiaries at July 31, 2005, and the consolidated results of their operations and cash flows for each of the two years in the period ended July 31, 2005 in conformity with United States generally accepted accounting principles.

Turner Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
November 14, 2005

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET July 31, 2005
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$200,455
Accounts receivable trade, less allowance of $596	1,038,591
Inventories	1,476,209
Prepaid expenses	40,714

Total current assets	2,755,969

PROPERTY, PLANT AND EQUIPMENT, net

Property, plant and equipment	2,870,982
Less accumulated depreciation	(1,242,618)

Net property, plant and equipment	1,628,364

OTHER ASSETS

Certificates of deposit, pledged	101,970
Assets held for sale	408,650
Other assets	126,718
Due from affiliates - net	664,533

Total other	1,301,871

TOTAL ASSETS	$5,686,204

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (CONTINUED)
July 31, 2005
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Notes payable	$974,259
Accounts payable	1,186,075
Accrued liabilities	310,252
Payable to officers	38,876
Current maturities of long-term obligations	491,221
Current portion of minimum pension liability	160,634
Liabilities of discontinued operations	71,608

Total current liabilities	3,232,925

LONG-TERM OBLIGATIONS
Long-term obligations, less current maturities	1,124,167
Minimum pension liability	1,069,012

Total long-term obligations	2,193,179

COMMITMENTS AND CONTINGENCIES	-

Minority Interest in Consolidated Subsidiary	3,206

STOCKHOLDERS' EQUITY
Preferred stock, $10 par value, 5,000,000 shares
authorized	-
Common stock, $.01 par value, 30,000,000 shares
authorized, issued 7,326,979 shares	73,270
Additional paid-in capital	9,655,826
Accumulated deficit	(8,242,556)
Accumulated comprehensive losses	(1,229,646)

Stockholders’ equity	256,894

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,686,204

See accompanying notes to condensed consolidated financial statements.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years ended July 31,
	2005	2004
Sales	$8,508,352	$6,355,508
Cost of goods sold	5,912,244	4,643,661
Gross profit	2,596,108	1,711,847

Selling, general and administrative expenses	2,527,728	3,506,605

Income (loss) from operations	68,380	(1,794,758)

Other income (expense)
Interest	(236,227)	(156,283)
Gain on sale of building	288,010	143,193
Loss on legal settlement	(47,950)	(459,936)
Other income (expense), net	79,024	26,039
Total other income (expense)	82,857	(446,987)

Income (loss) from continuing operations before minority interest	151,237	(2,241,745)

Minority interest in subsidiary	(3,206)	-

Income (loss) from continuing operations	148,031	(2,241,745)

Discontinued operations:
Loss from discontinued operations, net of income tax expense of $65,129	-	(80,101)

Loss on sale of assets of discontinued operations, net of income tax benefit of $52,029	-	(668,795)

Loss from discontinued operations	-	(748,896)

NET INCOME (LOSS)	$148,031	$(2,990,641)

Income (loss) available per common share:
Income (loss) from continuing operations	0.02	$(0.32)
Loss from discontinued operations	-	(0.11)
Net income (loss)	$0.02	$(0.43)

Weighted average common shares outstanding	7,140,507	6,968,359
See accompanying notes to condensed consolidated financial statements.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended July 31, 2005, and 2004

	Common	Common	Paid-in	Accumulated
	shares	stock	capital	deficit

Balance at July 31, 2003	6,946,934	$69,469	$9,572,201	$(5,399,946)
Net loss for the year	-	-	-	(2,990,641)
Accumulated comprehensive losses	-	-	-	-
Currency translation adjustments	-	-	-	-
Comprehensive income (loss)	-	-	-	-
Purchase of treasury stock	-	-	-	-
Stock issued for acquisition	-		-	-
Stock issued for services	115,100	1,151	39,100	-
Balance at July 31, 2004	7,062,034	70,620	9,611,301	(8,390,587)
Net income for the year	-	-	-	148,031
Accumulated comprehensive losses	-	-	-	-
Currency translation adjustments	-	-	-	-
Reconciliation with transfer agent	19,945	200	(200)	-
Stock issued for interest on note	70,000	700	17,150	-
Stock issued for settlement	150,000	1,500	21,450	-
Stock issued for services	25,000	250	6,125	-
Balance at July 31, 2005	7,326,979	73,270	9,655,826	(8,242,556)

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
Years ended July 31, 2005 and 2004

	Accumulated comprehensive losses
			Total
	Pension liability	Translation	accumulated comprehensive	Treasury
	adjustment	adjustment	losses	stock	Total

Balance July 31, 2003	(1,168,016)	(419,805)	(1,587,821)	(145,019)	2,508,884
Net loss for the year	-	-	-	-	(2,990,641)
Accumulated comprehensive losses	(242,673)	-	(242,673)	-	(242,673)
Reclassification adjustment for discontinued operations	-	419,805	419,805	-	419,805
Comprehensive income (loss)	-	-	-	-	(2,813,509)
Treasury stock contributed to pension plan	-	-	-	68,383	68,383
Stock issued for services	-	-	-	-	40,251
Balance at July 31, 2004	(1,410,689)	-	(1,410,689)	(76,636)	(195,991)
Net income for the year	-	-	-	-	148,031
Accumulated comprehensive losses	181,043	-	181,043	-	181,043
Comprehensive income (loss)	-	-	-	-	329,074
Treasury stock contributed to pension plan	-	-	-	76,636	76,636
Stock issued for interest on note	-	-	-	-	17,850
Stock issued for settlement	-	-	-	-	22,950
Stock issued for services	-	-	-	-	6,375
Balance at July 31, 2005	(1,229,646)	-	(1,229,646)	-	256,894

See accompanying notes to condensed consolidated financial statements.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended July 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$148,031	$(2,990,641)
Loss on discontinued operations	-	748,896
Income/(loss) from continuing operations	148,031	(2,241,745)

Adjustments to reconcile net loss to
net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	298,935	290,004
Stock issued for services	6,375	40,251
Stock issued for legal settlement	22,950	-
Stock issued for interest expense for loans	17,850	-
Gains on sale of building	(288,010)	(143,193)
Loss on legal settlement	-	459,936
Loss on disposal of assets	-	25,708
Write-down on investment in Orasee	-	447,019
Changes in operating assets and liabilities:
Accounts receivable	30,572	(106,466)
Inventories	(409,503)	(83,057)
Prepaid expenses	(2,622)	3,563
Other assets	(263,894)	(29,490)
Accounts payable	(102,117)	555,293
Accrued liabilities	(350,645)	457,237
Pension plan	201,636	-
Minority interest in subsidiary	3,206
Changes in assets and liabilities of discontinued operations	1,285,461	(255,956)

Net cash provided by (used in) operating activities	598,225	(580,896)

Cash flows from investing activities:
Purchase of property, plant and equipment	(584,176)	(137,288)
Proceeds from sale of Neutron building	509,143	-
Pension plan	-	130,227
Investments in affiliates	(160,921)	154,529
Investments	-	400,589
Idle facility	(1,918)	-
Certificates of deposit	399,046	100,734

Net cash provided by investing activities	161,174	648,791

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) Years ended July 31,

	2005	2004
Cash flows from financing activities:
Payable to officer	16,376	-
Payments on long-term obligations	(100,020)	(291,306)
Increase in notes payable	(512,439)	219,620

Net cash used in financing activities	(596,083)	(71,686)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	163,316	(3,791)

Cash and cash equivalents-beginning of year	37,139	40,930

Cash and cash equivalents - end of year	$200,455	$37,139

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest	$245,416	$175,128

Non-cash transactions:

During the fiscal year ended July 31, 2005, the Company recognized the settlement of litigation in regards to Atmospheric Water Technology, Inc. by conveyance of $25,000 in cash and 150,000 shares of the Company’s restricted stock valued at $0.15 per share. The settlement also included transference of the 91.5% ownership of Atmospheric Water Technology with no assets or liabilities, other than expired patents and other intangible assets.

During the fiscal year ended July 31, 2005, the IRS approved the transfer of the equity interest in the Paris, TX building, included in idle facility with a book value of $447,110, along with the related debt of $296,176 to the Retech pension plan as a contribution of $125,000. See Note 10 for additional information.

See accompanying notes to condensed consolidated financial statements.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Organization and operations

Electric & Gas Technology, Inc.("the Company" or "ELGT") was organized as a corporation under the laws of the State of Texas on March 18, 1985, to serve as a holding company for operating subsidiaries. The Company continued in this manner until 2004, at which time the decision was made for the corporate entity to become more actively involved in the management of subsidiary operations with the ultimate objective being better utilization of technical resources and operating capabilities that support a new strategic direction for long term growth of shareholder value. Near the end of fiscal 2004, the Company relocated all its operations, including corporate staff, into a single 144,000 square foot facility which it already occupied. In addition to achieving improvements in communications and utilization of resources, this also allowed the Company to proceed with the sale of two facilities, of which, one sale has been completed and one is expected to be contracted for in the near future.

The Company has employed a strategy to merge operational functions wherever possible with the short term objective of operating a single manufacturing group serving both owned proprietary products and external customers through a common organization. As of July 31, 2005, the organizations have been consolidated and plans to migrate them to one manufacturing systems are underway.

Since its incorporation in 1985, the Company has engaged in a number of acquisitions, start-ups and divestitures as reported in previous filings. The Company currently owns and operates two subsidiaries as described below. These two businesses, along with the Company's headquarters, are located at 3233 W. Kingsley Road, Garland, Texas, 75041. Its telephone number is (972)840-3223 and its facsimile number is (972)271-8925.

The Company presently is the owner of 100% of Reynolds Equipment Company (Reynolds) and 98.1% of Logic Metals Technology, Inc. (LMT). Through its subsidiaries, the Company operates in two distinct business segments: (1) Utilities Products and (2) Contract Manufacturing.

Reynolds, operating in the Utilities Products sector, designs and markets products for natural gas measurement, metering and odorization primarily for municipalities and publicly owned utility companies. Materials consist of proprietary circuit boards utilizing industry standard components, industry standard probes and hardware. The manufacturability of the boards are readily available through a large number of local low cost circuit board assembly operations. All other items are available through multiple vending sources. The products are primarily marketed directly by the Company and, to a lesser degree, through some manufacturers’ representatives.

LMT, operating in the Contract Manufacturing sector, provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls and other functional and aesthetic sheet metal applications. The Company uses some manufacturer’s representatives, but has primarily grown the revenue from existing customers. Raw material generally consists of standard sheet metal and general purpose fittings and connectors available from general hardware and steel distributors. Currently, the Company has one customer from this segment that represents over 45% of its total revenue for the year ended July 31, 2005.

During fiscal 2005, the Company entered into an asset based credit facility which provides for a working line of up to $1,750,000. Although this was sufficient to support most of the Company’s growth plans for 2005, changes in scope of certain current business and the recent successful addition of new business leads management to believe that a further improvement in this working line could significantly accelerate future growth. Additionally, management had identified at least one potential acquisition candidate that meets all the criteria that it has established. In order to accelerate the current plan and consider completing any acquisitions, it will probably be necessary to complete new financing that will include both debt and equity. There can, of course, be no assurances that the Company will be successful in raising additional investment or working capital, if needed, and failure to do so would slow its growth.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting Policies.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the 2004 consolidated financial statements to conform to the 2005 presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results may well vary from the estimates that are used.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers any short-term cash investments with an original maturity of three months or less to be a cash equivalent.

Accounts Receivable

The Company performs periodic credit evaluations of its customers' financial condition and extends credit to virtually all of its customers on an uncollateralized basis. Credit losses to date have been insignificant and within management's expectations.

The Company provides an allowance for doubtful accounts that is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Normal accounts receivable are due 30 days after the issuance of the invoice. Receivables past due more than 120 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. As of July 31, 2005, management has recorded an allowance for bad debts of $596. In the event of complete non-performance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of non-performance.

Inventories

Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost or market as determined by the first-in, first-out method. The Company reviews inventory usage by line item at least annually, and accents material as potentially slow moving when usage for the prior 12 months is less than the current “on-hand” quantity. In subsequent review, alternative and substitute uses are identified, and the slow moving quantity is adjusted. The carrying value of excess inventory is adjusted for financial reporting purposes. Obsolete inventory is identified when a product will no longer be produced or supported by the Company. Customers are notified of final opportunity to purchase the product and spares, and the inventory is subsequently destroyed and/or sold as scrap.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting policies. (continued)

Depreciation and Amortization

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements whichever is shorter. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for newly acquired assets and straight-line and accelerated methods have been used for older assets for financial reporting purposes, accelerated methods are used for tax purposes.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed based on the following useful lives:

Years
Machinery and equipment	3 -15
Buildings and improvements	4 -33
Furniture, fixtures and equipment	3 -10

Research and Development Costs

In accordance with Statements of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, all costs incurred to establish the technological feasibility are research and development costs. In accordance with this provision, the Company has expensed approximately $217,000 of research and development related expenses from inception through February 2003. The costs that were expensed related to the creation of a working model from the white paper created by the engineer, mainly related to the labor of the technicians and programmers, with a small portion being related to various computer components. The Company reached technological feasibility in February 2003 and a working model was the product's first independent usage. There was no additional software development for this product during fiscal year ended July 31, 2005.

Income Taxes

Deferred income taxes are determined using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if accounts or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. For the years ended July 31, 2005 and 2004, dilutive earnings (loss) per common share is not presented since there exist no dilutive common stock equivalents.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting policies. (continued)

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. This Statement replaces FASB Statement No. 123 and supersedes APB Opinion No. 25. Statement No. 123(R) will require the fair value of all stock option awards issued to employees to be recorded as an expense over the related vesting period. The Statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption. We are evaluating these new rules, but expect no material impact upon adoption relating to outstanding options since all of the awards under the existing incentive stock option plan will be fully vested prior to the effective date of the revised rules.

FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” which is effective for the Company as of January 1, 2003. This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS.

No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

Revenue and Expense Recognition

The Company recognizes revenue when title passes to its customers upon shipment of its products for final delivery. The Company ships goods and performs services only after receiving purchase orders from customers or authorization to charge a credit card and the credit card is validated. Revenue for shipments to customers delivered by company truck are recognized when a signed receiving document is returned to the plant. Shipments made by common carrier and by freight forwarders are FOB manufacturing plant, and the customer is charged for shipping expense. The revenue is recognized when the carrier has signed for possession of the goods. The Company does not utilize stocking distributors and ships to “end use” customers. No right of return exists in regard to stocking levels or lack of requirement. Defective products can be exchanged or repaired at the Company’s discretion.

Expenses are recognized in the period in which incurred.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with SFAS No. 52, Foreign Currency Translation, foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year.

Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. During the year ended July 31, 2004, the Company sold its foreign subsidiary. The foreign currency translation adjustment was recognized as part of the loss on sale of discontinued operations.

Comprehensive Income

The Company reports comprehensive income in accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive loss consists of an accumulated net loss comprised of foreign currency translation adjustments and pension liability adjustment and is presented in the accompanying consolidated statement of changes in stockholders' equity. Such amounts are presented without tax effects due to unrecognized deferred tax assets. See note 11. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting policies. (continued)

Impairment of Long-Lived Assets

The Company reviews for impairment, long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. In the event of impairment, the asset is written down to its fair market value.

Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell, at the date management commits to a plan of disposal and are classified as assets held for sale.

Product Warranties

The Company offers a two and four year warranty for certain utility products. The specific terms and conditions of those warranties vary depending upon the product sold. The Company provides a basic limited warranty, including parts and labor, for those products for two or four years. The Company's warranty expense has been minimal.

Shipping and Handling Costs

In accordance with the Emerging Issue Task Force ("EITF") issue 00-10, "Accounting for Shipping and Handling Fees and Costs", the Company includes shipping and handling fees billed to customers as a credit (offset) to shipping costs in operating expenses and shipping and handling costs associated with outbound freight in operating expenses in the accompanying consolidated statements of operations. The shipping and handling costs associated with outbound freight in operating expenses were approximately $29,000 and $32,000 for the fiscal years ended July 31, 2005 and 2004 respectively.

Affiliates

The Company is affiliated with various entities (together, the "Affiliates"). The Affiliates are primarily owned by the Company's Chairman, S. Mort Zimmerman, and his family. See Note 12 for discussion of related-party transactions with the Affiliates.

3. Inventories.

Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost or market as determined by the first-in, first-out method. The Company reviews inventory usage by line item at least annually, and accents material as potentially slow moving when usage for the prior 12 months is less than the current “on-hand” quantity. In subsequent review, alternative and substitute uses are identified, and the slow moving quantity is adjusted. The carrying value of excess inventory is adjusted for financial reporting purposes. Obsolete inventory is identified when a product will no longer be produced or supported by the Company. Customers are notified of final opportunity to purchase the product and spares, and the inventory is subsequently destroyed and/or sold as scrap.

Inventories consisted of the following at July 31, 2005:

Raw materials	$527,134
Work-in-process	302,122
Finished goods	646,953
$1,476,209

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Property, Plant and Equipment.

Buildings and improvements	$117,040
Machinery and equipment	2,184,125
Furniture, fixtures & equipment	569,817
2,870,982
Less accumulated depreciation	(1,242,618)
Net plant, property and equipment	$1,628,364

5. Notes Payable.

Notes payable consisted of the following at July 31, 2005.

Note payable bank - Utilities Products (a)	$260,909
Note payable bank - Contract Manufacturing (b)	713,350

$974,259

The Company has refinanced a revolving credit agreement collateralized by 80% of accounts receivable and 30% of inventory with a major regional bank. The new line has a lending cap of $1,750,000 as compared to the previous cap of $850,000. The line supports both the Utilities Products and Contract Manufacturing segments.

(a) Note payable to a bank for the Utilities Products segment consists of a line of credit with a maximum loan amount of $500,000, payable on demand; bearing interest at the bank's prime rate plus 2.00%; secured by trade receivables and inventories, and guaranteed by Daniel A. Zimmerman, an officer of the Company.
(b) Note payable to a bank for the Contract Manufacturing segment consists of a line of credit with a maximum loan amount of $1,250,000, payable on demand; bearing interest at the bank's prime rate plus 2.00%; secured by trade receivables and inventories, guaranteed by Daniel A. Zimmerman, an officer of the Company.

Information relating to short-term borrowing is as follows:

Balance at end of year	$ 974,259
Maximum borrowing	$1,010,271
Average balance	$896,441
Average effective interest rate	6.6%

Maximum borrowings are the maximum amount of aggregate short-term borrowing outstanding at any month end during the year. The average short-term borrowings were computed by dividing the aggregate borrowing for the year by the number of days the borrowings were outstanding during the year. The weighted average rate was computed by dividing the average borrowing into total interest on short-term borrowing.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Long-term Obligations.

Long-term obligations consist of the following at July 31, 2005:

Note payable to a pension plan, bearing interest at 9.00%, due in monthly installments of principal and interest $3,910 until September 23, 2014. Guaranteed by the Small Business Administration. (a)	$ 289,736

Mortgage payable to a bank bearing interest at 6.27%, principal and interest are due in monthly installments of $3,186 until February 2018, secured by the building. Guaranteed by Dan Zimmerman, an officer of the Company. (b)	357,483

Note payable to a bank, bearing interest at 5.44%, due in monthly installments of $4,854 until March 5, 2006, secured by certain equipment. Guaranteed by an officer of ELGT and an officer of LMT. (c)	231,247

Note payable to bank bearing interest at an effective rate of 5.5%, principal and interest are due in monthly installments of $10,357 until July 2007, secured by certain equipment. Face amount of loan is $227,170. (c)	237,065

Note payable (unsecured) to an individual, imputed interest at an effective rate of 5.5%, principal and interest are due in monthly installments of $1,000 until January 2010. (c)	47,744

Note payable to a bank, bearing interest at 7.7%, due in monthly installments of $7,704 until September 10, 2009, secured by certain equipment. Guaranteed by an officer of ELGT. (c)	329,337

Note payable to a bank, bearing interest at 8.56%, due in monthly installments of $2,050 until February 20, 2010, secured by certain equipment. Guaranteed by an officer of ELGT. (c)	93,244

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Long-term Obligations. (continued)

Various other installment notes and capitalized lease obligations. (b)(c)	29,532

Total amount of obligations	1,615,388

Less current maturities	(491,221)

$ 1,124,167

The prime rate was 6.25% at July 31, 2005.

The aggregate annual principal payments are as follows:

Year Ending July 31,

2006	$ 491,221
2007	273,485
2008	162,136
2009	174,107
2010	90,753
Thereafter	423,686
Total	$1,615,388

(a)	ELGT
(b)	Reynolds
(c)	LMT

7. Accrued Liabilities.

Accrued liabilities consisted of the following at July 31, 2005.

Accrued payroll and related taxes	$ 82,719
Property tax	60,713
Vacation pay	59,769
Sales tax	2,898
Interest	380
Miscellaneous	103,773

Total accrued liabilities	$ 310,252

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments and Contingencies.

During the year ended July 31, 2004, the Company entered into an agreement to lease a building owned by an affiliate at a rate of $30,000 per month on a month to month basis. The rent due was calculated retroactively from January 1, 2003 through July 31, 2004. Rent expense for the years ended July 31, 2005 and 2004 was $318,000 and $481,600, respectively. Annual rent expense of $360,000 for fiscal 2005 was offset by a $37,600 overpayment of rent in fiscal 2004. The balance of the difference in rent was provided in the form of financial and management services. See Note 12.

Other

Reynolds has no insurance against risk of loss that may result from product liability. Management considers such potential losses as remote; accordingly, no provision has been made in the consolidated financial statements for any claims or possible claims that may arise.

Concentration of Credit Risk

The Company invests its cash and certificates of deposit primarily in deposits with major banks. Certain deposits are in excess of federally insured limits. The Company has not incurred losses related to its cash.

The Company sells a broad range of products to the electric and gas utility industries, and performs contract manufacturing for electronics and communications companies in the form of sheet metal forming and assembly. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. As of July 31, 2005, 49% and 14% of the accounts receivable balance is due from two customers. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses have not exceeded management's expectations.

Fair Value of Financial Instruments

The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents, receivables and accounts payable approximate carrying value due to the short maturity of the instruments. The fair value of short-term and long-term debt approximate carrying value based on their effective interest rates compared to current market rates.

9. Significant Customers.

During the years ended July 31, 2005 and 2004, the Company had three significant customers. The following table sets forth the sales generated by customers who accounted for more than 10% of the Company’s total sales:

	2005	2004
Customer A	49%	41%
Customer B	*	14%
Customer C	14%	*

* Less than 10%

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Benefit Plans.

Retech sponsored a defined benefit pension plan that covered all of its hourly employees. The plan called for benefits to be paid to eligible employees at retirement based upon years of service and compensation rates near retirement. Retech's policy is to fund pension expenses accrued.

Pension expense for the years ended July 31,:

	2005	2004

Interest cost	$74,268	$75,509
Actual return on assets held for the plan	(141,108)	74,534
Net amortization of prior service cost,
transition liability and net gain	-	9,328

Pension expense	$(66,844)	$159,371

The following sets forth the funded status of the plan and the amounts shown in the accompanying consolidated balance sheet at July 31, 2005:

Pension benefit obligations:
Vested	$1,279,323
Non-vested	-

Projected benefit obligation	1,279,323
Fair value of assets held in plan	728,937
Unfunded excess of projected benefit obligation
over plan assets	$ 550,386

Unrecognized net transition obligation	$ -
Unrecognized prior service costs	-
Unrecognized net loss	1,229,646
Pension (asset) liability recognized	(679,260)

Accrued pension liability	$ 550,386

The following is a summary of the changes in the fair value of Plan assets for the year ended July 31, 2005:

Fair value of Plan assets at beginning of year	$266,095
Actual return on Plan assets	141,108
Company contributions	387,227
Benefits paid	(65,493)
Fair value of Plan assets at end of year	$728,937

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Benefit Plans. (Continued)

The following is a summary of the components of net benefit cost for each year:

	2005	2004

Interest cost	$ 74,268	$ 75,509
Expected return on Plan assets	(27,925)	(29,467)
Amortization of prior service cost	-	9,326
Amortization losses/gains	60,789	50,807

Net periodic benefit cost	$ 107,132	$ 106,175

The Company has recognized a minimum pension liability for the under-funded plan. The minimum liability is equal to the excess of the projected benefit obligation over plan assets. A corresponding amount is recognized as either an intangible asset or reduction of stockholders' equity. The Company recorded liabilities of $1,229,646 and a stockholders' equity reduction of $1,229,646 as of July 31, 2005. The Company must make its minimum required contribution of $160,634 to the plan no later than April 30, 2006.

Retech will terminate this plan upon funding its pension liability. The plan assets consist of common stock equities and government securities administered by the trust department of Comerica Bank, Dallas, Texas.

The assumed long-term rate of investment return and the interest rate for obligations used in determining the actuarial present value of accumulated plan benefits was 8.0% and 6.0% at July 31, 2005 and 8.0% and 6.0% at July 31, 2004, respectively.

The Company has discontinued contributions to the defined contribution 401(k) plan.

The estimated benefits expected to be paid in each of the next five fiscal years are as follows:

2006	$ 64,000
2007	72,000
2008	78,000
2009	85,000
2010	88,000

The Company has an Incentive Stock Option Plan. The option price must be at least 100% of the fair market value of the common stock at the time options are granted. If the person to whom the option is granted is more than a 10% shareholder of the Company, the option price must be at least 110% of the fair market value of the stock at the time options are granted. No employee may be granted options in any calendar year greater than a value of $100,000, plus certain carry-over allowances from the previous years, as defined in the Plan. Each option becomes exercisable only after two years continued employment following the date the option is granted. The Plan provides for 400,000 shares of common stock.

There are currently no options outstanding.

The sale of the Company’s former subsidiary Superior Switchboard and Devices Inc. (Superior) was completed in 1996. Consideration received from this sale included a note receivable of approximately $1,250,000. The surviving business of Superior, renamed Retech, Inc., continued to own an 80,000 square foot manufacturing facility in Paris, Texas and continued to be responsible for the frozen Defined Benefit Pension Plan for Bargaining Employees (the “Plan”) that covered all of its hourly employees. The Plan called for benefits to be paid to eligible employees at retirement based upon years of service and compensation rates near retirement.

The maker defaulted on the $1.25 million note. The Company sued for collection and subsequently entered into a Settlement Agreement. Again, the maker failed to perform under this Agreement and has caused the Company to pursue further recourse.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Benefit Plans. (Continued)

Legal proceedings are ongoing. Failure to collect on the note has in part impaired the Company’s ability to meet minimum funding requirements, as a portion of the proceeds would have been used by the Company to support the Plan. The entire note was written off by the Company during FY 2002 and no portion of it was ever booked as an asset of the Plan.

The Plan began experiencing deficiencies when its asset values were diminished by poor stock market conditions and a steady decline in interest rates. Poor financial performance of the Company over consecutive years also contributed to the condition of the Plan. Since 2001, the Company has struggled to keep the Plan in line with minimum funding requirements. As the result of Retech’s non-liquid status, it has been unable to currently fund the annual pension liability. The Company has recognized a minimum pension liability for the under-funded plan. The minimum liability is equal to the excess of the projected benefit obligation over plan assets. A corresponding amount is recognized as either an intangible asset or reduction of stockholders' equity. The Plan’s pension liability as of July 31, 2005, the date of the last actuarial valuation, was $1,229,646, resulting in a stockholders' equity reduction of $1,229,646. The Company has accrued $107,132 through the year ended July 31, 2005.

Current management recognized the condition of the Plan and worked with the IRS to enter into a Closing Agreement executed April 15, 2005 that brought the plan into acceptable funding status. An important element to the Agreement was an in-kind contribution of a stock and bond portfolio owned by an affiliate and other tangible assets to include the net equity interest in real estate owned by the Company in Paris, Texas for a value of $125,000. The transfer of real estate equity interest into the Plan had no material affect on the financial position of ELGT.

The Company is committed to restoring the plan to full compliance. This is a stepwise process, focused first on the Closing Agreement and meeting current minimum funding requirement. Now that this step has been completed, the Company will address other matters of compliance related to the Plan. Whereas the Company believes that it will be able to resolve these matters in a satisfactory manner, failure to do so could have a negative impact on the Company’s future performance.

11. Income Taxes.

Following is a reconciliation between reported income taxes and the amount computed by applying the statutory federal income tax rates to earnings (loss) before income taxes for the periods ended July 31,:

	2005	2004
Expected provision (benefit) for federal income taxes	$ 55,149	$ (754,000)
Prior years taxes (Refund)	(55,149)	-
Unavailable loss carrybacks	-	754,000

Income taxes (benefit)	$ -	$ -

The Company files a consolidated tax return with its U.S. subsidiaries. The Company has a net operating loss carry-forward of approximately $6,515,000, which will expire from 2015 to 2018.

The components of the net deferred tax (assets) liability included in the consolidated balance sheet are as follows at July 31, 2005:

Net operating loss carryforward	$ 2,415,000
Depreciation	193,000
Provision for losses	(1,150,000)
Valuation allowance	1,458,000

$ -

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes. (Continued)

The Company has provided a valuation allowance against its deferred tax asset of $1,458,000 and $3,562,000 for the years ended July 31, 2005 and 2004, respectively, as it has determined that, it is more likely than not the temporary differences will not be utilized for tax purposes.

12. Related Party Transactions.

The following is a summary of advances to and from affiliated companies at July 31, 2005:

2005

Net Due To/From Affiliates-Interfederal Capital, Inc.	$664,533

Net Payable to Officers	$(38,876)

Interfederal Capital, Inc. (Interfederal), a Texas corporation, is managed under a voting trust by Daniel A. Zimmerman and ownership is held by Mr. Zimmerman and four other family members. The Company leased its primary facility from Interfederal at a rate of $30,000 per month. The lease agreement includes the option for the Company to purchase the facility, which it intends to exercise on or before the expiration date of the option. The terms of the option are the purchase price is $3,600,000 and the closing costs are to be paid by the seller exclusive of the purchaser’s financing costs and the FMV appraisal. The expiration date of the option is January 31, 2006.

Interfederal, S. Mort Zimmerman individually and/or Daniel A. Zimmerman individually have guaranteed the Company’s lines of credit, real estate and equipment loans that were obtained during the year ended July 31, 2005.

S. Mort Zimmerman, IFC Industries, M&M Trans Exchange, Comtec, Inc. and Glauber Management have agreed to consolidate their balances into the account of Interfederal Capital, Inc. for the purpose of legal offset. The consolidated balance of $664,533 due to the Company from Interfederal Capital, Inc. is recoverable when, and if, it exercises its option to purchase the real estate it currently leases from Interfederal. The offset occurred during fiscal 2005. The balance of $664,533 due from Interfederal is a payment by the Company toward the purchase of the facility it leases from Interfederal. Should the Company not be able to finance said purchase on or before the option expiration date, the amount of the offset due the Company will be recovered against lease payments due.

The Company has a payable of $38,876 that is due to Daniel A. Zimmerman as of July 31, 2005, compared to a $22,500 payable due as of July 31, 2004. These amounts were used to fund legal and other professional fees and trade or other payables of the Company.

The Company has pledged a certificate of deposit in the amount of $100,000 for a loan in the name of DOL Resources, Inc., a publicly held corporation in which Electric & Gas Technology, Inc. owns a 19.9% equity interest. The note is currently being serviced, and the company believes DOL has sufficient revenue to continue servicing the debt. The carrying value on the balance sheet for DOL is $1 at July 31, 2005.

13. Segment Information.

The Company's current business is primarily comprised of two industry segments: (i) The Utility Products segment, Reynolds designs, manufactures and markets products for natural gas measurement, metering and odorization primarily for municipalities and publicly owned utility companies and (ii) The Contract Manufacturing segment, LMT provides precision sheet metal fabrication and assembly for a diverse customer base, including telecom and networking cabinetry, electrical controls, and other functional and aesthetic sheet metal applications.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Segment Information. (Continued)

Following is a summary of segment information for the years ended July 31,:

	2005	2004
Sales to unaffiliated customers:
Utilities Products	$ 2,125,797	$ 1,819,205
Contract Manufacturing	6,382,555	4,536,303
	$ 8,508,352	$ 6,355,508
Operating income (loss):
Utilities Products	$ (31,269)	$ (404,080)
Contract Manufacturing	501,943	357,753
	470,674	(46,327)
General corporate expenses	(402,294)	(1,722,911)
Other income (expense), net	79,651	(472,507)
Income (loss) from continuing operations	148,031	(2,241,745)
Discontinued operations	-	(748,896)
	$ 148,031	$(2,990,641)
Identifiable assets:
Utilities Products	$ 1,526,565
Contract Manufacturing	3,143,452
Total Segment assets	4,670,017
General corporate assets	1,016,187
Total assets of continuing operations	5,686,204
Assets of discontinued operations	-
	$ 5,686,204
Capital expenditures:
Utilities Products	$ 8,666	$ 69,678
Contract Manufacturing	563,068	62,625
General corporate	12,442	4,985
	$ 584,176	$ 137,288
Depreciation and amortization:
Utilities Products	$ 48,987	$ 79,546
Contract Manufacturing	248,598	194,207
General corporate	1,350	16,251
	$ 298,935	$ 290,004

Utilities Products - This segment’s reported revenues were $2,125,797 and $1,819,205 in fiscal 2005 and 2004, respectively, while operating income was ($31,269) and ($404,080) for fiscal 2005 and 2004, respectively. These increases were due primarily to increased sales activity and improvements in general market conditions for these products and improvements in operating efficiencies resulting from a consolidation of facilities and support functions across operating segments.

This segment acquired a product line that it has branded Co-Pilot ™. This product is used in combination with the segment’s other instrumentation to allow a gas utility operator to remotely monitor and control pressure and flow in a gas pipeline. It also commercialized one of its product research and development efforts, introducing a new gas odorization system branded Smart Drip ™.

Contract Manufacturing - In this segment, reported revenues were $6,382,555 and $4,536,303 in fiscal years ended July 31, 2005 and 2004, respectively, while operating income was $501,943 and $357,753 for the same periods. These increases were due primarily to increased sales activity and improvements in general market conditions for these products and improvements in operating efficiencies resulting from a consolidation of facilities and support functions across operating segments.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Segment Information. (Continued)

Capital expenditures in this segment increased from $62,625 in fiscal 2004 to $563,068 in fiscal 2005, for an increase of $500,443. An Amada laser cutting machine was purchased for approximately $390,000 in fiscal 2005. In the same year, this segment also acquired 2 Amada brakes for approximately $100,000.

Operating income (loss) represents sales less operating expenses for each segment and excludes income and expenses of a general corporate nature. Identifiable assets by segment are those assets that are used in the Company's operations within that industry but exclude investments in other industry segments. General corporate assets consist principally of corporate cash, receivables from affiliates, investments and furniture and fixtures within the corporate offices.

14. Discontinued operations.

On July 30, 2004, the Company consummated the sale of assets of its wholly owned subsidiary located in Canada, Hydel Enterprises, Inc. The sale included current assets and plant, property and equipment. The proceeds were transferred to the Company on August 5, 2004, and the liabilities were paid. In accordance with APB Opinion No. 30, as amended by SFAS No. 144, the assets and liabilities of Hydel have been disclosed separately in the balance sheets as assets and liabilities of discontinued operations.

As the result of the settlement of litigation, the Company agreed to transfer its 91.5% ownership of AWT, Inc and its associated intellectual property to the plaintiff, with no physical assets or liabilities. In accordance with APB Opinion No. 30, as amended by SFAS No. 144, the assets and liabilities of AWT have been disclosed separately in the balance sheets as assets and liabilities of discontinued operations.

The following is a summary of the loss from discontinued operations for the years ended July 31, 2005 and 2004:

	2005	2004
Income from discontinued operations of Hydel, net of income tax expense of $65,129	$ -	$194,429
Loss from discontinued operations of AWT, net of income tax expense of $0	-	(274,530)
Total loss from discontinued operations	$ -	$(80,101)

15. Assets held for sale.

During the fourth quarter of fiscal 2004, the Company actively began marketing for sale, the former corporate facility, located in Dallas, Texas and the former Reynolds’ facility, located in Garland, Texas, in an effort to consolidate operations and reduce costs. In addition, the Company also included in assets held for sale an idle facility located in Paris, Texas. The former corporate facility in Dallas, Texas was sold for $550,000. The Garland, Texas facility is listed for sale or lease and discussions are underway with several interested buyers. The Paris, Texas facility is still held for sale.

The total carrying value of the assets held for sale as of July 31, 2005 is the net book value of $408,650 and is included in long-term assets. Based on appraisals and independent comparative sales reports, the Company believes that the fair market value for these assets exceeds $500,000.

ELECTRIC & GAS TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Assets held for sale. (Continued)

The following is the carrying value of assets held for sale and the corresponding liabilities at July 31, 2005:

	Carrying value	Current liabilities	Long-term liabilities	Total Liabilities
Garland building	$ 86,540	$15,908	$341,575	$357,483
Paris building	322,110	22,804	266,932	289,736
Total	$408,650	$38,712	$608,507	$647,219

16. Subsequent events.

On October 4, 2005, the Company entered into an agreement to borrow $125,000 bearing interest at 12%, maturing on April 4, 2006 from an individual third party accredited investor. The Company has also promised to issue 15,000 shares of the Company’s common stock and 15,000 warrants to purchase common restricted shares of Form 144 stock for $1.50 per share. The fore mentioned investor currently owns approximately 30,000 shares which were issued as interest for the loan obtained in the fiscal year ending July 31, 2004.

On October 12, 2005, Logic Metals Technology, Inc. was awarded a contract to manufacture and sell Election Supply Cabinets (ESC) for a fixed price of $2,470,000. These cabinets will be used in conjunction with new electronic voting systems recently purchased by a major U.S. metropolitan county elections authority.

On November 10, 2005, the matter between Electric & Gas Technology, Inc., Retech, Inc. and Hydel Enterprises, Inc. (Plaintiffs) vs. Nathan Mazurek, American Circuit Breaker Corp. and Provident Group, Inc. (Defendants) was decided in a Delaware court and the Company has settled for $170,000. See Item 3.

17. Fourth Quarter Results and Adjustments.

During the fourth quarter of fiscal 2005, the Company sold the former corporate facility in Dallas, Texas that had been included in assets held for sale. The building was sold for net proceeds of $509,143 and recognized a gain on sale of $288,010. The proceeds were used to pay the existing short-term note on the building.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Electric & Gas Technology, Inc. Neither the delivery of this prospectus nor any sale made will, under any circumstances, create any implication that there has been no change in the affairs of Electric & Gas Technology, Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Until ______ , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ELECTRIC & GAS TECHNOLOGY, INC.

COMMON STOCK

PROSPECTUS

______ , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Texas law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

We have agreed to indemnify its executive officers and directors to the fullest extent permitted by Texas law. Texas law permits us to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as an officer or director. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may indemnify officers and directors in an action by us or in our right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which he actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Company is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Company in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$572
*Accounting fees and expenses	$10,000
*Legal fees and expenses	10,000
*Transfer Agent fees	2,000
*Blue Sky fees and expenses	8,000
*Miscellaneous expenses	5,000
Total	$35,572

*Indicates expenses that have been estimated for filing purposes.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the three years preceding the filing of this Form SB-2, we issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

•	On December 19, 2002 we issued 75,000 shares to various employees for compensation and bonuses.

•	On December 19, 2002 we issued 400,000 shares to Interfederal Capital, Inc. as part of the purchase of Logic Metals.

•	On May 19, 2004 we issued 115,000 shares to various employees for compensation and bonuses.

•	On February 9, 2005 we issued 30,000 shares to investors for interest due on a loan.

•	On February 9, 2005 we issued 40,000 shares to Westminster Securities Co. as payment for services.

•	On February 9, 2005 we issued 25,000 shares to an employee for compensation and bonuses.

•	On February 9, 2005 we issued 150,000 shares to Universal Communications Systems Inc. as part of a settlement.

•	On August 25, 2005 we issued 15,000 to an investor for interest due on a loan.

•	On January 19, 2006 we issued 250,000 shares to various employees for compensation and bonuses.

•
On January 12, 2006, we sold and issued three hundred seventy five thousand (375,000) shares of Common Stock at a price of $0.60 per share and a Warrant for the purchase of one million one hundred twenty five thousand (1,125,000) shares of Common Stock to Vision Opportunity Master Fund, Ltd. for the purpose of increasing working capital.

•	On February 28, 2006 we issued 10,000 shares to two investors for interest due on a loan.

•	On March 6, 2006 we issued 13,175 shares to Dermaplus, Inc. as payment for services.

•	On March 22, 2006 we issued 100,000 shares to PCS Venture Partners, LLC as payment for consulting services.

•	On March 24, 2006 we issued 192,307 to Perritt Emerging Opportunities as full payment of a loan.

•	The foregoing issuances of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933.

ITEM 27.  EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List mean Satellite Enterprises Corp., a Nevada corporation.

Exhibit Number Document Description

3.1
Certificate of Incorporation of Electric & Gas Technology, Inc. - Charter Number 744072 as filed with the Texas Secretary of State on March 18, 1985, incorporated by reference to the Company’s Registration Statement on Form S-18 filed with the Securities and Exchange Commission.

3.2	Bylaws of Origin Electric & Gas Technology, Inc., incorporated by reference to the Company’s Registration Statement on Form S-18 filed with the Securities and Exchange Commission.

5.1	SEC Attorneys, LLC Opinion and Consent.

10.1
Rights Agreement between Electric & Gas Technology, Inc. and Vision Opportunity Master Fund, Ltd. dated January 12, 2006, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 2006.

10.2
Common Stock and Warrant Purchase Agreement between Electric & Gas Technology, Inc. and Vision Opportunity Master Fund, Ltd. dated January 12, 2006, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 2006.

10.3
Common Stock Warrant between Electric & Gas Technology, Inc. and Vision Opportunity Master Fund, Ltd. dated January 12, 2006, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 2006.

10.4	Common Stock Warrant for 40,000 common shares at $0.60 per share between Electric & Gas Technology, Inc. and Westminster Securities dated February 15, 2006.

10.5	Common Stock Warrant for 30,000 common shares at $0.80 per share between Electric & Gas Technology, Inc. and H. Richard Grisham dated February 15, 2006.

10.6	Common Stock Warrant for 15,000 common shares at $0.87 per share between Electric & Gas Technology, Inc. and H. Richard Grisham dated February 15, 2006.

10.7	Common Stock Warrant for 13,125 common shares at $1.00 per share between Electric & Gas Technology, Inc. and Dermaplus, Inc. dated March 2, 2006.

10.8	Common Stock Warrant for 13,125 common shares at $1.38 per share between Electric & Gas Technology, Inc. and Dermaplus, Inc. dated March 2, 2006.

10.9	Common Stock Warrant for 13,125 common shares at $1.75 per share between Electric & Gas Technology, Inc. and Dermaplus, Inc. dated March 2, 2006.

10.10	Common Stock Warrant for 13,125 common shares at $1.00 per share between Electric & Gas Technology, Inc. and Pai International Trading dated March 2, 2006.

10.11	Common Stock Warrant for 13,125 common shares at $1.38 per share between Electric & Gas Technology, Inc. and Pai International Trading dated March 2, 2006.

10.12	Common Stock Warrant for 13,125 common shares at $1.75 per share between Electric & Gas Technology, Inc. and Pai International Trading dated March 2, 2006.

23.1	Consent of Turner Stone & Company, LLP.

23.2	Consent of legal counsel (see Exhibit 5.1).

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)  Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Garland, State of Texas, on May 24, 2006.

ELECTRIC & GAS TECHNOLOGY, INC.

By: /S/ DANIEL A. ZIMMERMAN
Name: Daniel A. Zimmerman
Title: CEO, President, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

NAME	TITLE	DATE

/S/ S. MORT ZIMMERMAN	Chairman of the Board	May 24, 2006
S. Mort Zimmerman

/S/ DANIEL A. ZIMMERMAN	CEO, President, and Director	May 24, 2006
Daniel A. Zimmerman	(Principal Executive Officer)

/S/ GEORGE M. JOHNSTON	CFO, Vice President, Secretary, Director	May 24, 2006
George M. Johnston	(Principal Accounting/Financial Officer)

/S/ FRED M. UPDEGRAFF	Director	May 24, 2006
Fred M. Updegraff